Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

FIFTH THIRD BANCORP,

FIFTH THIRD FINANCIAL CORPORATION,

COMERICA INCORPORATED

and

COMERICA HOLDINGS INCORPORATED

Dated as of October 5, 2025

TABLE OF CONTENTS

ARTICLE I THE MERGERS		1

1.1.	Merger	1
1.2.	Time and Place of Closing	2
1.3.	Effective Time	2
1.4.	Conversion of Common Stock	2
1.5.	Conversion of Preferred Stock	3
1.6.	Fifth Third Common Stock	3
1.7.	Fifth Third Intermediary Common Stock	3
1.8.	Treatment of Comerica Equity Awards	4
1.9.	Articles of Incorporation of Surviving Corporation	6
1.10.	Code of Regulations of Surviving Corporation	6
1.11.	Second Step Merger	6

ARTICLE II BANK MERGER		7

2.1.	Bank Merger	7

ARTICLE III EXCHANGE OF SHARES		8

3.1.	Fifth Third to Make Consideration Available	8
3.2.	Exchange of Shares	8

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COMERICA		11

4.1.	Corporate Organization	11
4.2.	Capitalization	13
4.3.	Authority; No Violation	15
4.4.	Consents and Approvals	16
4.5.	Reports	16
4.6.	Financial Statements	17
4.7.	Broker’s Fees	18
4.8.	Absence of Certain Changes or Events	19
4.9.	Legal and Regulatory Proceedings	19
4.10.	Taxes and Tax Returns	19
4.11.	Employees	20
4.12.	SEC Reports	23
4.13.	Compliance with Applicable Law	24
4.14.	Certain Contracts	26
4.15.	Agreements with Regulatory Agencies	28
4.16.	Environmental Matters	28
4.17.	Investment Securities and Commodities	29
4.18.	Real Property	29
4.19.	Intellectual Property	30
4.20.	Related Party Transactions	31
4.21.	State Takeover Laws	31

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4.22.	Reorganization	31
4.23.	Opinion	31
4.24.	Comerica Information	32
4.25.	Loan Portfolio	32
4.26.	Insurance	33
4.27.	Insurance Subsidiary	33
4.28.	Broker-Dealer Subsidiary	34
4.29.	No Other Representations or Warranties	34

ARTICLE V REPRESENTATIONS AND WARRANTIES OF FIFTH THIRD		35

5.1.	Corporate Organization	35
5.2.	Capitalization	36
5.3.	Authority; No Violation	38
5.4.	Consents and Approvals	39
5.5.	Reports	39
5.6.	Financial Statements	40
5.7.	Broker’s Fees	41
5.8.	Absence of Certain Changes or Events	42
5.9.	Legal and Regulatory Proceedings	42
5.10.	Taxes and Tax Returns	42
5.11.	Employees	42
5.12.	SEC Reports	45
5.13.	Compliance with Applicable Law	45
5.14.	Certain Contracts	47
5.15.	Agreements with Regulatory Agencies	47
5.16.	Investment Securities and Commodities	48
5.17.	Related Party Transactions	48
5.18.	State Takeover Laws	48
5.19.	Reorganization	48
5.20.	Opinion	49
5.21.	Fifth Third Information	49
5.22.	Insurance	49
5.23.	No Other Representations or Warranties	49

ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS		50

6.1.	Conduct of Businesses Prior to the Effective Time	50
6.2.	Comerica Forbearances	50
6.3.	Fifth Third Forbearances	53

ARTICLE VII ADDITIONAL AGREEMENTS		54

7.1.	S-4; Joint Proxy Statement; Regulatory Applications and Filings	54
7.2.	Access to Information; Confidentiality	56
7.3.	Shareholders’ Approvals	57
7.4.	Legal Conditions to Merger	59

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7.5.	Employee Matters	59
7.6.	Certain Tax Matters	61
7.7.	Indemnification; Directors’ and Officers’ Insurance	62
7.8.	Additional Agreements	63
7.9.	Advice of Changes	63
7.10.	Dividends	63
7.11.	Shareholder Litigation	63
7.12.	Corporate Governance	64
7.13.	Acquisition Proposals	64
7.14.	Public Announcements	65
7.15.	Change of Method	65
7.16.	Restructuring Efforts	66
7.17.	Takeover Statutes	66
7.18.	Assumption of Comerica Indebtedness	66
7.19.	Exemption from Liability Under Section 16(b)	67
7.20.	Stock Exchange Listing	67

ARTICLE VIII CONDITIONS PRECEDENT		67

8.1.	Conditions to Each Party’s Obligation to Effect the Merger	67
8.2.	Conditions to Obligations of Fifth Third and Fifth Third Intermediary	68
8.3.	Conditions to Obligations of Comerica	69

ARTICLE IX TERMINATION AND AMENDMENT		70

9.1.	Termination	70
9.2.	Effect of Termination	71

ARTICLE X GENERAL PROVISIONS		73

10.1.	Amendment	73
10.2.	Extension; Waiver	73
10.3.	Nonsurvival of Representations, Warranties and Agreements	74
10.4.	Expenses	74
10.5.	Notices	74
10.6.	Interpretation	75
10.7.	Counterparts	76
10.8.	Entire Agreement	76
10.9.	Governing Law; Jurisdiction	76
10.10.	Waiver of Jury Trial	76
10.11.	Assignment; Third-Party Beneficiaries	77
10.12.	Specific Performance	77
10.13.	Severability	77
10.14.	Confidential Supervisory Information	77
10.15.	Delivery by Facsimile or Electronic Transmission	78

-iii-

EXHIBITS

Exhibit A	Bank Merger Agreement

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INDEX OF DEFINED TERMS

Page

Acquisition Proposal	65
affiliate	75
Agreement	1
Assumed Awards	5
Assumed DSU Award	5
Assumed Option	4
Assumed RSU Award	4
Bank Merger	7
Bank Merger Act	13
Bank Merger Agreement	7
Bank Merger Certificates	8
BHC Act	11
Chosen Courts	76
Closing	2
Closing Date	2
Code	1
Comerica	1
Comerica 2018 LTIP	4
Comerica Agent	33
Comerica Bank	7
Comerica Bank & Trust	7
Comerica Benefit Plans	20
Comerica Board Recommendation	57
Comerica Broker-Dealer Subsidiary	34
Comerica Bylaws	12
Comerica Charter	12
Comerica Common Stock	2
Comerica Contract	27
Comerica Disclosure Schedule	11
Comerica DSU Award	5
Comerica Equity Awards	6
Comerica ERISA Affiliate	20
Comerica ESPP	6
Comerica Holdings	1
Comerica Holdings Bylaws	12
Comerica Holdings Charter	12
Comerica Insider	23
Comerica Insurance Subsidiary	33
Comerica Meeting	57
Comerica Option	4
Comerica Owned Properties	29
Comerica Preferred Stock	3
Comerica PSU Award	5

-v-

Comerica Qualified Plans	21
Comerica Real Property	29
Comerica Regulatory Agreement	28
Comerica Reports	23
Comerica RSU Award	4
Comerica Securities	14
Comerica Subsidiary	12
Comerica Tax Opinion	70
Confidentiality Agreement	57
Continuing Employees	59
Delaware Secretary	2
DGCL	1
Effective Time	2
Enforceability Exceptions	15
Environmental Laws	29
ERISA	20
Exchange Act	18
Exchange Agent	8
Exchange Fund	8
Exchange Ratio	2
FDIC	13
Federal Reserve Board	16
Fifth Third	1
Fifth Third Articles	35
Fifth Third Bank	7
Fifth Third Benefit Plans	42
Fifth Third Board Recommendation	57
Fifth Third Closing Price	10
Fifth Third Code of Regulations	35
Fifth Third Common Stock	2
Fifth Third Contract	47
Fifth Third Disclosure Schedule	35
Fifth Third ERISA Affiliate	43
Fifth Third Intermediary	1
Fifth Third Intermediary Articles	6
Fifth Third Intermediary Code of Regulations	6
Fifth Third Meeting	57
Fifth Third Preferred Stock	36
Fifth Third Qualified Plans	43
Fifth Third Regulatory Agreement	48
Fifth Third Reports	45
Fifth Third Series A, Class B Preferred Stock	36
Fifth Third Subsidiary	36
Fifth Third Tax Opinion	69
FINRA	16
First Step Certificates of Merger	2

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GAAP	12
Governmental Entity	16
Indemnified Party	62
Intellectual Property	30
IRS	21
IT Assets	25
Joint Proxy Statement	16
knowledge	75
Liens	14
Loans	31
made available	75
Malicious Code	25
Material Adverse Effect	11
Materially Burdensome Regulatory Condition	55
Merger	1
Merger Consideration	2
Mergers	6
Multiemployer Plan	21
Multiple Employer Plan	21
NASDAQ	10
New Certificates	8
New Fifth Third Preferred Stock	3
NYSE	16
OCC	16
OGCL	1
Ohio Secretary	2
Old Certificate	2
Organizational Documents	13
parties	1
party	1
PBGC	21
Permitted Encumbrances	29
person	75
Personal Data	24
Premium Cap	62
Recommendation Change	58
Regulatory Agencies	16
Representatives	64
Requisite Comerica Vote	15
Requisite Fifth Third Vote	38
Requisite Regulatory Approvals	68
S-4	16
Sarbanes-Oxley Act	18
SEC	16
Second Step Certificates of Merger	7
Second Step Effective Time	7

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Second Step Merger	6
Securities Act	23
Security Breach	25
Significant Subsidiaries	52
Software	30
Specified Date	71
SRO	16
Stock Issuance	38
Subsidiary	12
Surviving Corporation	1
Surviving Entity	1
Takeover Statutes	31
Tax	20
Tax Return	20
Taxes	20
Termination Date	70
Termination Fee	72
Trade Secrets	30

-viii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 5, 2025 (this “Agreement”), by and among Fifth Third Bancorp, an Ohio corporation (“Fifth Third”), Fifth Third Financial Corporation, an Ohio corporation and a wholly owned subsidiary of Fifth Third (“Fifth Third Intermediary”), Comerica Incorporated, a Delaware corporation (“Comerica”) and Comerica Holdings Incorporated, a Delaware corporation and a wholly owned subsidiary of Comerica (“Comerica Holdings”) (each of Fifth Third, Fifth Third Intermediary, Comerica and Comerica Holdings, a “party”, or collectively, the “parties”).

RECITALS

A.

Approvals. The Boards of Directors of Fifth Third, Fifth Third Intermediary, Comerica and Comerica Holdings have determined that the transactions described herein are consistent with, and will further, their respective business strategies and goals, and are in the best interests of Fifth Third, Fifth Third Intermediary, Comerica and Comerica Holdings, respectively, and their respective shareholders or stockholders, as applicable.

B.

The Mergers. This Agreement provides for a strategic business combination through (i) the merger of Comerica with and into Fifth Third Intermediary, with Fifth Third Intermediary as the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) and (ii) immediately thereafter, the merger of Comerica Holdings with and into the Surviving Corporation, with the Surviving Corporation as the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Entity”).

C.

Intention of the Parties. It is the intention of the parties that (i) each of the Merger and the Bank Mergers shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and (iii) the Second Step Merger shall qualify as a “liquidation” as described in Section 332 of the Code.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGERS

1.1. Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Comerica shall be merged with and into Fifth Third Intermediary (the “Merger”) in accordance with the provisions of the Delaware General Corporation Law, as amended (the “DGCL”), and the Ohio General Corporation Law, as amended (the “OGCL”). Fifth Third Intermediary shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Ohio. Upon consummation of the Merger, the separate corporate existence of Comerica will cease. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL and OGCL.

1.2. Time and Place of Closing The closing of the Merger (the “Closing”) shall take place by electronic exchange of documents and signatures on (i) the first (1st) business day of the month following the date on which each of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived in accordance with this Agreement; provided, if the Termination Date would occur (x) on or following the third business day following the date on which each of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived in accordance with this Agreement, but (y) prior to the date that the Closing would otherwise be scheduled to occur pursuant to clause (i), then the Closing shall instead occur on the third (3rd) business day following the date on which each of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived in accordance with this Agreement; provided, further that if the date on which such conditions are satisfied or waived is less than five (5) business days prior to the first business day of such following month, the Closing shall occur on the first business day of the next succeeding calendar month so long as the Termination Date is not before the first business day of such next succeeding calendar month or (ii) at such other time and place as the parties hereto may mutually agree (the date of the Closing, the “Closing Date”). The Closing shall be deemed effective as of the Effective Time.

1.3. Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, the parties will cause a certificate of merger with respect to the Merger to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) and a certificate of merger to be filed with the Secretary of State of the State of Ohio (the “Ohio Secretary”) (collectively, the “First Step Certificates of Merger”) to effect the Merger. The Merger shall take place at the time specified in the First Step Certificates of Merger (the “Effective Time”).

1.4. Conversion of Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Fifth Third, Fifth Third Intermediary, Comerica, Comerica Holdings or the holder of any of the following securities:

(a) Each share of common stock, $5.00 par value, of Comerica (the “Comerica Common Stock”) issued and outstanding immediately prior to the Effective Time (except for shares of Comerica Common Stock owned by Comerica or Fifth Third (in each case other than shares of Comerica Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Comerica or Fifth Third in respect of debts previously contracted)) shall be converted into the right to receive 1.8663 shares (the “Exchange Ratio” and such shares the “Merger Consideration”) of common stock, without par value, of Fifth Third (“Fifth Third Common Stock”).

(b) All shares of Comerica Common Stock converted pursuant to this Section 1.4 shall no longer be issued and outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Comerica Common Stock (each, an “Old Certificate”; it being understood that any reference herein to an Old Certificate shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Comerica Common Stock) shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of Fifth Third Common Stock which such shares of Comerica Common Stock have been converted into the right to receive pursuant to this Section 1.4, (ii) cash in lieu of fractional shares which the shares of Comerica Common Stock represented by such Old Comerica Certificate have been converted into the right to receive pursuant to this Section 1.4 and Section 3.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 3.2, in each case, without any interest thereon. If, prior to the Effective Time, the issued and outstanding shares of Fifth Third Common Stock or Comerica Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give the holders of Comerica Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit Comerica or Fifth Third to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Comerica Common Stock that are owned by Comerica or Fifth Third (in each case other than shares of Comerica Common Stock or Fifth Third Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Comerica or Fifth Third, as applicable, in respect of debts previously contracted) shall be cancelled and retired and shall cease to exist and no Fifth Third Common Stock or other consideration shall be delivered in exchange therefor.

1.5. Conversion of Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Fifth Third, Comerica or the holder of any securities of Fifth Third or Comerica, each share of 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, no par value, of Comerica (the “Comerica Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive a share of a newly created series of preferred stock of Fifth Third having terms that are not materially less favorable than the terms of the Comerica Preferred Stock (all shares of such newly created series, collectively, the “New Fifth Third Preferred Stock”) and, upon such conversion, the Comerica Preferred Stock shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

1.6. Fifth Third Common Stock. At and after the Effective Time, each share of Fifth Third Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Fifth Third and shall not be affected by the Merger.

1.7. Fifth Third Intermediary Common Stock. At and after the Effective Time, each share of Fifth Third Intermediary common stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

1.8. Treatment of Comerica Equity Awards.

(a) Treatment of Comerica Stock Options. At the Effective Time, each option granted by Comerica to purchase shares of Comerica Common Stock that is outstanding and unexercised immediately prior to the Effective Time whether or not vested (a “Comerica Option”) shall, automatically and without any action on the part of the holder thereof, be converted into an option to purchase shares of Fifth Third Common Stock (an “Assumed Option”) adjusted as follows: (i) the number of shares of Fifth Third Common Stock subject to the Assumed Option shall equal the (A) the number of shares of Comerica Common Stock subject to the Comerica Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share, and (ii) the exercise price per share of Fifth Third Common Stock subject to the Adjusted Option shall equal (A) the per share exercise price applicable to the corresponding Comerica Option immediately prior to the Effective Time divided by (B) the Exchange Ratio, rounded up to the nearest whole cent. Each Adjusted Option shall otherwise be subject to the same terms and conditions as applied to the corresponding Comerica Option under the applicable Comerica equity plan and the award agreement evidencing grant thereunder, including vesting terms and termination protections under the applicable equity plan, including the provisions of Section 10(d) of the Comerica Amended and Restated 2018 Long-Term Incentive Plan (as amended) (the “Comerica 2018 LTIP”), or any more favorable termination protections under the applicable award agreement.

(b) Treatment of Comerica RSU Awards. At the Effective Time, each outstanding award of restricted stock units (a “Comerica RSU Award”) that is not a Director RSU Award (as defined below), whether granted prior to or on or after the date hereof shall, whether vested or unvested, automatically and without any required action on the part of the holder thereof, be converted into a restricted share unit award in respect of shares of Fifth Third Common Stock (an “Assumed RSU Award”) on the terms and conditions, including any vesting requirements and termination protections, under the applicable equity plan and award agreement in effect immediately prior to the Effective Time (including, as applicable, the provisions of Section 10(d) of the Comerica 2018 LTIP, or any more favorable termination protections under the applicable award agreement), with respect to a number of shares of Fifth Third Common Stock (rounded up to the nearest whole number of shares) equal to the product of (A) the number of shares of Comerica Common Stock subject to such Comerica RSU Award immediately prior to the Effective Time multiplied by (B) the Exchange Ratio. For the avoidance of doubt, any amounts relating to dividend equivalent payments with respect to any Comerica RSU Award that are accrued but unpaid as of the Effective Time will carry over with respect to the Assumed RSU Award and will be paid in accordance with the terms and conditions as were applicable to such Comerica RSU Award immediately prior to the Effective Time.

(c) Treatment of Director RSU Awards. At the Effective Time, each outstanding Comerica RSU Award that is held by a current or former non-employee director (a “Director RSU Award”), whether granted prior to or on or after the date hereof shall, whether vested or unvested, be converted into the right to receive (without interest) (A) a number of fully vested and freely transferable shares of Fifth Third Common Stock (rounded up to the nearest whole number of shares) equal to the product of (A) the number of shares of Comerica Common Stock subject to such Director RSU Award immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, plus (B) a cash payment in respect of any accrued but unpaid dividend equivalents in respect of such Director RSU Award (to the extent not re-invested), with such consideration to be issued or paid, as applicable, as soon as reasonably practicable following the Closing Date and in no event later than five (5) business days following the Closing Date.

(d) Treatment of Comerica PSU Awards. At the Effective Time, each outstanding award of performance stock units (a “Comerica PSU Award”), whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be converted into an Assumed RSU Award on the terms and conditions, including any time-based vesting requirements (but excluding any performance-based vesting requirements) and termination protections under the applicable equity plan and award agreement in effect immediately prior to the Effective Time (including, as applicable, the provisions of Section 10(d) of the Comerica 2018 LTIP, or any more favorable termination protections under the applicable award agreement), with respect to a number of shares of Fifth Third Common Stock (rounded up to the nearest whole number of shares) equal to the product of a number of shares of Fifth Third Common Stock (rounded up to the nearest whole number of shares) equal to the product of (A) the number of shares of Comerica Common Stock subject to such Comerica PSU Award (with such number of shares of Comerica Common Stock determined based on the greater of (x) the target level of performance and (y) the actual level of performance measured through the latest practicable date prior to the Effective Time as determined by the Governance, Compensation and Nominating Committee of the Comerica Board of Directors prior to the Effective Time in good faith) immediately prior to the Effective Time multiplied by (B) the Exchange Ratio. For the avoidance of doubt, any amounts relating to dividend equivalent payments with respect to any Comerica PSU Award that are accrued but unpaid as of the Effective Time will carry over with respect to the Assumed RSU Award and will be paid in accordance with the terms and conditions as were applicable to such Comerica PSU Award immediately prior to the Effective Time.

(e) Treatment of Comerica DSU Awards. Each outstanding award of deferred stock units in respect of shares Comerica Common Shares deferred or issuable under the Amended and Restated Comerica Incorporated Common Stock Non-Employee Director Fee Deferral Plan or 1999 Comerica Incorporated Amended and Restated Common Stock Deferred Incentive Award Plan (each, a “Comerica DSU Award”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, fully vest and any restrictions thereon shall lapse and be converted into a Fifth Third deferred share unit award (an “Assumed DSU Award”, together with the Assumed Options, Assumed RSU Awards, the “Assumed Awards”) on the terms and conditions under the applicable plan, award agreement and deferral election in effect immediately prior to the Effective Time, with respect to a number of shares of Fifth Third Common Stock (rounded up to the nearest whole number of shares) equal to the product of (i) the number of shares Comerica Common Stock subject to such Comerica DSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio.

(f) Fifth Third Actions. Upon the Effective Time, Fifth Third shall file a post-effective amendment to the S-4 or an effective registration statement on Form S-8 with respect to the Assumed Awards. Notwithstanding anything to the contrary in this Section 1.6, with respect to a Comerica Equity Award (as defined below) that constitutes “deferred compensation” for purposes of Section 409A of the Code, the shares of Fifth Third Common Stock and/or payments in respect thereof shall be settled or paid in a manner that will not result in the application of additional Taxes or penalties under Section 409A of the Code.

(g) Comerica Actions. At or prior to the Effective Time, the Comerica Board of Directors or the appropriate committee thereof shall adopt any resolutions that are necessary to effectuate the treatment of the Comerica Options, the Comerica RSU Awards, the Comerica PSU Awards and the Comerica DSU Awards (collectively, the “Comerica Equity Awards”) as contemplated by this Section 1.6.

(h) Treatment of Comerica ESPP. The Comerica Employee Stock Purchase Plan (the “Comerica ESPP”) shall terminate, effective as of no later than the fifth trading day before the Effective Time, but subsequent to the exercise of purchase rights on such purchase date (in accordance with the terms of the Comerica ESPP); provided, that, if requested by Fifth Third in writing at least ten (10) business days prior to the first day of the enrollment period for the offering period immediately following the offering period in progress as of the date hereof (the “Current Offering Period”), Comerica shall take all actions that are reasonably necessary to ensure that no additional offering period shall commence following the conclusion of the Current Offering Period.

1.9. Articles of Incorporation of Surviving Corporation. At the Effective Time, the Articles of Incorporation of Fifth Third Intermediary (the “Fifth Third Intermediary Articles”), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10. Code of Regulations of Surviving Corporation. At the Effective Time, the Code of Regulations of Fifth Third Intermediary (the “Fifth Third Intermediary Code of Regulations”), as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.11. Second Step Merger.

(a) Subject to the terms and conditions of this Agreement, immediately following the Effective Time, at the Second Step Effective Time, Comerica Holdings shall be merged with and into the Surviving Corporation (the “Second Step Merger,” and together with the Merger, the “Mergers”) in accordance with the OGCL and the DGCL. The Surviving Corporation shall be the surviving corporation in the Second Step Merger and shall continue its corporate existence under the laws of the State of Ohio. Upon consummation of the Second Step Merger, the separate corporate existence of Comerica Holdings will cease. At and after the Second Step Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the DGCL and OGCL.

(b) Subject to the terms and conditions of this Agreement, on or before the Closing Date, the parties will cause a certificate of merger with respect to the Second Step Merger to be filed with the Delaware Secretary and a certificate of merger to be filed with the Ohio Secretary (collectively, the “Second Step Certificates of Merger”) to effect the Second Step Merger. The Second Step Merger shall take place at the time specified in the Second Step Certificates of Merger (the “Second Step Effective Time”).

(c) At the Second Step Effective Time, by virtue of the Second Step Merger and without any action on the part of Fifth Third, Fifth Third Intermediary, Comerica, Comerica Holdings or the holder of any securities of Fifth Third, Fifth Third Intermediary, Comerica or Comerica Holdings, each share of common stock, par value $0.01 per share, of Comerica Holdings that is issued and outstanding immediately prior to the Second Step Effective Time, shall automatically be cancelled and retired for no consideration and shall cease to exist.

(d) The shares of Fifth Third Intermediary stock issued and outstanding immediately prior to the Second Step Effective Time shall not be affected by the Second Step Merger, and, accordingly, each share of Fifth Third Intermediary stock issued and outstanding immediately prior to the Second Step Effective Time shall, at and after the Second Step Effective Time, remain issued and outstanding; it being understood that upon the Second Step Effective Time, the common stock of the Surviving Corporation shall be the common stock of the Surviving Entity.

(e) At the Second Step Effective Time, the Fifth Third Intermediary Articles, as in effect immediately prior to the Second Step Effective Time, shall be the Articles of Incorporation of the Surviving Entity until thereafter amended in accordance with applicable law.

(f) At the Second Step Effective Time, the Fifth Third Intermediary Code of Regulations, as in effect immediately prior to the Second Step Effective Time, shall be the Code of Regulations of the Surviving Entity until thereafter amended in accordance with applicable law.

ARTICLE II

BANK MERGER

2.1. Bank Merger. Immediately following the Second Step Effective Time, at a time determined by Fifth Third, each of Comerica Bank, a Texas banking association and wholly-owned Subsidiary of Comerica (“Comerica Bank”) and Comerica Bank & Trust, National Association, a national bank and wholly-owned Subsidiary of Comerica Holdings (“Comerica Bank & Trust”), will each merge with and into Fifth Third Bank, National Association, a national bank and wholly-owned Subsidiary of Fifth Third Intermediary (“Fifth Third Bank”) (each, a “Bank Merger” and collectively, the “Bank Mergers”). Fifth Third Bank shall be the surviving entity in each of the Bank Mergers and, following the Bank Mergers, the separate corporate existence of Comerica Bank and Comerica Bank & Trust shall cease. Promptly after the date of this Agreement, Fifth Third Bank, Comerica Bank and Comerica Bank & Trust will enter into an agreement and plan of merger in substantially the form set forth in Exhibit A (the “Bank Merger Agreement”). Each of Fifth Third, Comerica and Comerica

Holdings shall approve the Bank Merger Agreement and the Bank Mergers, as applicable, as the sole shareholder of Fifth Third Bank, in the case of Fifth Third, Comerica Bank, in the case of Comerica, and Comerica Bank & Trust, in the case of Comerica Holdings, and Fifth Third and Comerica shall, and shall cause Fifth Third Bank, in the case of Fifth Third, and Comerica Bank and Comerica Bank & Trust, in the case of Comerica, to, execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Mergers effective (“Bank Merger Certificates”) immediately following the Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law, or as mutually agreed by Comerica and Fifth Third.

ARTICLE III

EXCHANGE OF SHARES

3.1. Fifth Third to Make Consideration Available. At or prior to the Effective Time, Fifth Third shall deposit, or shall cause to be deposited, with Equinity Group, PLC or such other bank or trust company selected by Fifth Third (the “Exchange Agent”), for exchange in accordance with this Article III for the benefit of the holders of Old Certificates (which for purposes of this Article III shall be deemed to include certificates or book-entry account statements representing shares of Comerica Preferred Stock), certificates or evidence in book-entry form, representing shares of Fifth Third Common Stock or New Fifth Third Preferred Stock to be issued pursuant to Section 1.4 and Section 1.5, respectively (collectively, referred to herein as “New Certificates”), and cash in lieu of any fractional shares to be paid pursuant to Section 3.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of Fifth Third Common Stock or New Fifth Third Preferred Stock payable in accordance with Section 3.2, being hereinafter referred to as the “Exchange Fund”).

3.2. Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Fifth Third shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive Fifth Third Common Stock and New Fifth Third Preferred Stock, as applicable, pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Fifth Third Common Stock and any cash in lieu of fractional shares or shares of New Fifth Third Preferred Stock, as applicable, which the shares of Comerica Common Stock or Comerica Preferred Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to this Section 3.2. Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) (A) a New Certificate representing that number of whole shares of Fifth Third Common Stock to which such holder of Comerica Common Stock shall have become entitled pursuant to the provisions of Article I and (B) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article III and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 3.2 or (ii) (A) a New Certificate representing that number of shares of New Fifth Third Preferred Stock to which such holder of Comerica Preferred Stock shall have become entitled pursuant to the provisions of Article I, and (B) a check representing the amount of any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 3.2, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 3.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Fifth Third Common Stock or shares of New Fifth Third Preferred Stock which the shares of Comerica Common Stock or Comerica Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of any dividends or distributions as contemplated by this Section 3.2.

(b) No dividends or other distributions declared with respect to Fifth Third Common Stock or New Fifth Third Preferred Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article III. After the surrender of an Old Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of Fifth Third Common Stock or shares of New Fifth Third Preferred Stock that the shares of Comerica Common Stock or Comerica Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing shares of Fifth Third Common Stock or New Fifth Third Preferred Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Fifth Third Common Stock or New Fifth Third Preferred Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Comerica of the shares of Comerica Common Stock or Comerica Preferred Stock, as applicable, that were issued and outstanding immediately prior to the Effective Time, as applicable. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Fifth Third Common Stock or New Fifth Third Preferred Stock, as applicable, as provided in this Article III.

(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Fifth Third Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Fifth Third Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Fifth Third. In lieu of the issuance of any such fractional share, Fifth Third shall pay to each former holder of Comerica Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale price of Fifth Third Common Stock on the Nasdaq Stock Market (“NASDAQ”), as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the trading day preceding the Closing Date (the “Fifth Third Closing Price”) by (ii) the fraction of a share (after taking into account all shares of Comerica Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of Fifth Third Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Comerica for twelve (12) months after the Effective Time shall be paid to Fifth Third. Any former holders of Comerica Common Stock or Comerica Preferred Stock, who have not theretofore complied with this Article III shall thereafter look only to the Surviving Entity for payment of the shares of Fifth Third Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Fifth Third Common Stock deliverable in respect of each former share of Comerica Common Stock such holder holds as determined pursuant to this Agreement, or the shares of New Fifth Third Preferred Stock and any unpaid dividends and distributions on the New Fifth Third Preferred Stock deliverable in respect of each former share of Comerica Preferred Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Fifth Third, Comerica, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Comerica Common Stock or Comerica Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Fifth Third shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Fifth Third Common Stock, cash dividends or distributions payable pursuant to this Section 3.2 or any other amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld and paid over to the appropriate governmental authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Fifth Third or the Exchange Agent, the posting by such person of a bond in such amount as Fifth Third or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares, and any cash in lieu of fractional shares, of Fifth Third Common Stock, or the shares of New Fifth Third Preferred Stock, as applicable, deliverable in respect thereof pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMERICA

Except (a) as disclosed in the disclosure schedule delivered by Comerica to Fifth Third concurrently herewith (the “Comerica Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Comerica Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Comerica that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, (b) as disclosed in any Comerica Reports filed with the SEC by Comerica since December 31, 2022 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), or (c) as contemplated by Section 10.14, Comerica hereby represents and warrants to Fifth Third as follows:

4.1. Corporate Organization.

(a) Each of Comerica and Comerica Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and has elected to be treated as a financial holding company under the BHC Act. Each of Comerica and Comerica Holdings has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Comerica is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Comerica. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Fifth Third, Comerica or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural or manmade disasters or from any outbreak of any disease or other public health event, (E) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or that are taken with the prior written consent of the other parties in contemplation of the transactions contemplated hereby, or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclause (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions or (z) such first person is deemed to control for purposes of the BHC Act. True and complete copies of the restated certificate of incorporation of Comerica (as amended, the “Comerica Charter”), the certificate of incorporation of Comerica Holdings (as amended, the “Comerica Holdings Charter”), the bylaws of Comerica (as amended, the “Comerica Bylaws”) and the bylaws of Comerica Holdings (as amended, the “Comerica Holdings Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by Comerica to Fifth Third.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Comerica, each Subsidiary of Comerica (a “Comerica Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of Comerica or any Subsidiary of Comerica to pay dividends or distributions except, in the case of Comerica or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Comerica Bank and Comerica Bank & Trust are the only depository institution Subsidiaries of Comerica, and the deposit accounts of Comerica Bank and Comerica Bank & Trust are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950 (the “Bank Merger Act”)) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Comerica Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Comerica as of the date hereof. True and complete copies of the articles of incorporation, certificate of incorporation, charter, bylaws or other similar governing instruments, in each case as amended (the “Organizational Documents”), of Comerica Bank and Comerica Bank & Trust as in effect as of the date of this Agreement have previously been made available by Comerica to Fifth Third. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Comerica other than the Comerica Subsidiaries.

4.2. Capitalization.

(a) The authorized capital stock of Comerica consists of 325,000,000 shares of Comerica Common Stock, and 10,000,000 shares of preferred stock, no par value per share. As of September 30, 2025, no shares of capital stock or other equity or voting securities of Comerica are issued, reserved for issuance or outstanding, other than (i) 127,589,080 shares of Comerica Common Stock issued and outstanding, (ii) 100,575,744 shares of Comerica Common Stock held in treasury, (iii) 1,804,367 shares of Comerica Common Stock reserved for issuance upon the exercise of outstanding Comerica Stock Options, (iv) 1,974,570 shares of Comerica Common Stock reserved for issuance upon the settlement of outstanding Comerica RSU Awards, (v) 947,068 shares of Comerica Common Stock reserved for issuance upon the settlement of outstanding Comerica PSU Awards assuming that performance with respect thereto is achieved at the target level and 1,420,602 shares of Comerica Common Stock reserved for issuance upon the settlement of outstanding Comerica PSU Awards assuming that performance with respect thereto is achieved at the maximum level, (vi) 150,334 shares of Comerica Common Stock reserved for issuance upon the settlement of outstanding Comerica DSU Awards, (vii) 7,962,649 shares of Comerica Common Stock reserved for issuance for future grants under Comerica equity incentive plans (including the Comerica ESPP), and (viii) 400,000 shares of Comerica Preferred Stock (and 16,000,000 depositary shares representing a 1/40th ownership interest in each such share of Comerica Preferred Stock). As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since September 30, 2025 resulting from the grant, exercise, vesting or settlement of any Comerica Equity Awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Comerica issued, reserved for issuance or outstanding. All the issued and outstanding shares of Comerica Common Stock and Comerica Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Comerica is current on all dividends payable on the outstanding shares of Comerica Preferred Stock, and has complied in all material respects with terms and conditions thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Comerica may vote. As of the date hereof, no trust preferred or subordinated debt securities of Comerica are issued or outstanding. Other than Comerica Equity Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Comerica, or contracts, commitments, understandings or arrangements by which Comerica may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Comerica, or that otherwise obligate Comerica to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Comerica Securities”). Other than Comerica Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of Comerica or any of its Subsidiaries) are outstanding. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Comerica or any of its Subsidiaries is a party with respect to the voting or transfer of Comerica Common Stock, capital stock or other voting or equity securities or ownership interests of Comerica or granting any stockholder or other person any registration rights. No Comerica Subsidiary owns any capital stock of Comerica.

(b) Each Comerica Stock Option (i) was granted in compliance with all applicable laws and all of the terms and conditions of the Comerica equity incentive plan pursuant to which it was issued, and (ii) has an exercise price per share equal to or greater than the fair market value of a share on the date of such grant.

(c) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Comerica, Comerica owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Comerica Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Comerica Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3. Authority; No Violation.

(a) Each of Comerica and Comerica Holdings has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Mergers) have been duly and validly approved by the Board of Directors of Comerica and Comerica Holdings. The Board of Directors of Comerica has determined that the transactions contemplated hereby (including the Mergers), on the terms and conditions set forth in this Agreement, are advisable and in the best interests of Comerica and its stockholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Mergers), and has directed that this Agreement be submitted to Comerica’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for (i) the adoption of this Agreement by the affirmative vote of a majority of all the votes entitled to be cast on this Agreement by all shares of Comerica Common Stock entitled to vote on this Agreement (the “Requisite Comerica Vote”), (ii) the approval and adoption of the Bank Merger Agreement by the boards of directors of Comerica Bank and Comerica Bank & Trust and by Comerica as the sole shareholder of Comerica Bank and Comerica Holdings as the sole shareholder of Comerica Bank & Trust (each of which will occur promptly following the date hereof) and (iii) the adoption of this Agreement by Comerica as Comerica Holdings’ sole shareholder (which will occur promptly following the execution of this Agreement), no other corporate proceedings on the part of Comerica or Comerica Holdings are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Comerica and Comerica Holdings and (assuming due authorization, execution and delivery by Fifth Third and Fifth Third Intermediary) constitutes a valid and binding obligation of Comerica and Comerica Holdings, enforceable against Comerica and Comerica Holdings in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by Comerica and Comerica Holdings nor the consummation by Comerica and Comerica Holdings of the transactions contemplated hereby (including the Mergers and the Bank Merger), nor compliance by Comerica with any of the terms or provisions hereof, will (i) violate any provision of (A) the Comerica Charter or the Comerica Bylaws or (B) the Comerica Holdings Charter or the Comerica Holdings Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Comerica or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Comerica or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Comerica or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Comerica.

4.4. Consents and Approvals. Except for (i) the filing of any required applications, filings and notices, as applicable, with NASDAQ or the New York Stock Exchange (“NYSE”), and the approval of the listing of the shares of Fifth Third Common Stock and the depositary shares in respect of the New Fifth Third Preferred Stock to be issued pursuant to this Agreement on NASDAQ, (ii) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act with respect to the Mergers and with the Office of the Comptroller of the Currency (the “OCC”) under the Bank Merger Act with respect to the Bank Mergers and approval or waiver of such applications, filings and notices, (iii) the filing of any required applications, filings and notices, as applicable, with the Texas Department of Banking, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices listed on Section 4.4 of the Comerica Disclosure Schedule or Section 5.4 of the Fifth Third Disclosure Schedule and approval or non-objection, as applicable, of such applications, filings and notices, (v) the filing of any required applications, filings or notices with the Financial Industry Regulatory Authority (“FINRA”) and approval of such applications, filings and notices, (vi) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of Comerica’s stockholders and Fifth Third’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Fifth Third in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration by the SEC of the effectiveness of the S-4, (vii) the filing of the First Step Certificates of Merger and the Second Step Merger Certificates with the Delaware Secretary and the Ohio Secretary, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Fifth Third Common Stock and New Fifth Third Preferred Stock (and, in the case of the New Fifth Third Preferred Stock, depositary shares in respect thereof) pursuant to this Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or self-regulatory organization (an “SRO” and, each of the preceding, a “Governmental Entity”) are necessary in connection with (x) the execution and delivery by Comerica and Comerica Holdings of this Agreement or (y) the consummation by Comerica and Comerica Holdings of the Mergers and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, neither Comerica nor Comerica Holdings is aware of any reason why any of the necessary regulatory approvals and consents will not be received to permit consummation of the Mergers or the Bank Mergers on a timely basis.

4.5. Reports. Comerica and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with (i) any state regulatory authority, including the Texas Department of Banking, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any SRO (clauses (i) – (vi), collectively “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Comerica. Subject to Section 10.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Comerica and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Comerica, investigation into the business or operations of Comerica or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica. Subject to Section 10.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Comerica or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Comerica or any of its Subsidiaries since January 1, 2023, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica.

4.6. Financial Statements.

(a) The financial statements of Comerica and its Subsidiaries included (or incorporated by reference) in the Comerica Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Comerica and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Comerica and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Comerica and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since December 31, 2022, no independent public accounting firm of Comerica has resigned (or informed Comerica that it intends to resign) or been dismissed as independent public accountants of Comerica as a result of or in connection with any disagreements with Comerica on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica, neither Comerica nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Comerica included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Comerica and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Comerica or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Comerica. Comerica (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Comerica, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Comerica by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Comerica’s outside auditors and the audit committee of Comerica’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Comerica’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Comerica’s internal controls over financial reporting. These disclosures were made in writing by management to Comerica’s auditors and audit committee. There is no reason to believe that Comerica’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when due in the future.

(d) Since January 1, 2023, (i) neither Comerica nor any of its Subsidiaries, nor, to the knowledge of Comerica, any director, officer, auditor, accountant or representative of Comerica or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Comerica or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Comerica or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Comerica or any of its Subsidiaries, whether or not employed by Comerica or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Comerica or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Comerica or any committee thereof or the Board of Directors or similar governing body of any Comerica Subsidiary or any committee thereof, or to the knowledge of Comerica, to any director or officer of Comerica or any Comerica Subsidiary.

4.7. Broker’s Fees. With the exception of the engagement of J.P. Morgan Securities LLC and Keefe, Bruyette & Woods, Inc., neither Comerica nor any Comerica Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other transactions contemplated by this Agreement. Comerica has disclosed to Fifth Third as of the date hereof the engagement letter pursuant to which J.P. Morgan Securities LLC and Keefe, Bruyette & Woods, Inc. have been engaged by Comerica in connection with the Mergers and the other transactions contemplated hereunder.

4.8. Absence of Certain Changes or Events.

(a) Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica.

(b) Since December 31, 2024, through the date of this Agreement, Comerica and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9. Legal and Regulatory Proceedings.

(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Comerica, neither Comerica nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Comerica, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Comerica or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Comerica, any of its Subsidiaries or the assets of Comerica or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Entity or any of its affiliates).

4.10. Taxes and Tax Returns.

(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Comerica: Each of Comerica and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct, and complete; neither Comerica nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course); all Taxes of Comerica and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; each of Comerica and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party; neither Comerica nor any of its Subsidiaries has been granted any extension or waiver of the limitation period applicable to any Tax that remains in effect; neither Comerica nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Comerica or its Subsidiaries; neither Comerica nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (x) such an agreement or arrangement exclusively between or among Comerica and its Subsidiaries or (y) commercial agreements the principal purpose of which does not relate to Taxes); neither Comerica nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which is or was Comerica) or (B) has any liability for the Taxes of any person (other than Comerica or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or otherwise by operation of law; neither Comerica nor any of its Subsidiaries has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code; and neither Comerica nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, tariff, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all interest, penalties, additions to tax and additional amounts thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

4.11. Employees.

(a) Except as would not result in any material liability to Comerica and its Subsidiaries, taken as a whole, each Comerica Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “Comerica Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which Comerica or any Subsidiary or any trade or business of Comerica or any of its Subsidiaries, whether or not incorporated, all of which together with Comerica would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Comerica ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Comerica or any of its Subsidiaries or any Comerica ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Comerica or any of its Subsidiaries or any Comerica ERISA Affiliate, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

(b) Comerica has made available to Fifth Third true and complete copies of each material Comerica Benefit Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report.

(c) The IRS has issued a favorable determination letter or opinion with respect to each Comerica Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Comerica Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of Comerica, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Comerica Qualified Plans or the related trust.

(d) Except as would not result in any material liability to Comerica and its Subsidiaries, taken as a whole, with respect to each Comerica Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Comerica Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Comerica Benefit Plan’s actuary with respect to such Comerica Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Comerica Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Comerica or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Comerica Benefit Plan.

(e) None of Comerica and its Subsidiaries nor any Comerica ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Comerica and its Subsidiaries nor any Comerica ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f) Except as would not result in any material liability to Comerica and its Subsidiaries, taken as a whole, no Comerica Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica, all contributions required to be made to any Comerica Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Comerica Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Comerica.

(h) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Comerica’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Comerica Benefit Plans, any fiduciaries thereof with respect to their duties to the Comerica Benefit Plans or the assets of any of the trusts under any of the Comerica Benefit Plans that would reasonably be expected to result in any liability of Comerica or any of its Subsidiaries in an amount that would be material to Comerica and its Subsidiaries, taken as a whole.

(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica, none of Comerica and its Subsidiaries nor any Comerica ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Comerica Benefit Plans or their related trusts, Comerica, any of its Subsidiaries or any Comerica ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Comerica or any of its Subsidiaries, or result in any limitation on the right of Comerica or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Comerica Benefit Plan or related trust on or after the Effective Time.

(k) No Comerica Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica, there are no pending or, to Comerica’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Comerica or any of its Subsidiaries, or any strikes or other labor disputes against Comerica or any of its Subsidiaries. Neither Comerica nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Comerica or any of its Subsidiaries and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica, there are no pending or, to the knowledge of Comerica, threatened organizing efforts by any union or other group seeking to represent any employees of Comerica or any of its Subsidiaries.

(m) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica, Comerica and its Subsidiaries are in compliance with, and since January 1, 2023 have complied with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(n) (i) No written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since January 1, 2023 against any individual in his or her capacity as an officer or director of Comerica who is subject to the reporting requirements of Section 16(a) of the Exchange Act (“Comerica Insider”), (ii) since January 1, 2023, neither Comerica nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any Comerica Insiders, and (iii) there are no proceedings currently pending or, to the knowledge of Comerica, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any individual in his or her capacity as a Comerica Insider.

4.12. SEC Reports. Comerica has previously made available to Fifth Third an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2022 by Comerica pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Comerica Reports”) and (b) communication mailed by Comerica to its stockholders since December 31, 2022 and prior to the date hereof, and no such Comerica Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2022, as of their respective dates, all Comerica Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Comerica has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Comerica Reports.

4.13. Compliance with Applicable Law.

(a) Comerica and each of its Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Comerica, and to the knowledge of Comerica, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Comerica, Comerica and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order (including any Executive Order), rule, regulation, policy and/or guideline of any Governmental Entity relating to Comerica or any of its Subsidiaries, including all laws, rules and regulations related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes “personal data,” “nonpublic personal information,” “personal information”, “sensitive data” or any other equivalent term as defined under or otherwise protected by applicable law (“Personal Data”, and such laws, collectively, “Privacy Laws”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, Executive Order 14,331, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Comerica and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Comerica and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Comerica and its Subsidiaries conduct business.

(c) Comerica Bank has a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.

(d) Since December 31, 2022, Comerica and its Subsidiaries have maintained and implemented written information privacy and cybersecurity programs that provide for reasonable measures, consistent with accepted industry practices, Privacy Laws and all contracts to the extent such contracts relate to the use or processing of Personal Data, that are designed to protect the privacy, confidentiality and security of all (i) Personal Data, including against any loss or misuse of, or unauthorized or unlawful access to, such Personal Data and (ii) hardware, Software, systems, servers, networks, data communications lines, devices, and other information technology and equipment (collectively, “IT Assets”) owned or used by Comerica or its Subsidiaries, including from any unauthorized access or interference, disabling codes or instructions, spyware, trojan horses, worms, viruses, or other Software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, any Software, data or other materials (“Malicious Code”), in each case of the foregoing, including protection against any (x) unauthorized or unlawful operations performed upon Personal Data or IT Assets, or (y) other act or omission that compromises the security or confidentiality of Personal Data or IT Assets (each of clauses (i) and (ii), a “Security Breach”). To the knowledge of Comerica, Comerica and its Subsidiaries have not experienced any Security Breach (A) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Comerica or (B) in a manner that has resulted or is reasonably likely to result in a duty to notify any Governmental Entity or any person. To the knowledge of Comerica, there are no data security or other technological vulnerabilities with respect to IT Assets owned or used by Comerica or its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Comerica. To the knowledge of Comerica, since December 31, 2022, neither Comerica nor any of its Subsidiaries has been the subject of any inquiry or action of any Governmental Entity with respect to any unauthorized processing of Personal Data or material violation of any Privacy Law. The IT Assets owned or used by Comerica or its Subsidiaries are free from any Malicious Code and have not, since December 31, 2022, experienced any failure, malfunction or unscheduled outage, in each case, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Comerica.

(e) Without limitation, none of Comerica or any of its Subsidiaries, or to the knowledge of Comerica, any director, officer, employee, agent or other person acting on behalf of Comerica or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Comerica or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Comerica or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Comerica or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Comerica or any of its Subsidiaries, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Comerica or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Comerica or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department or (vii) has engaged during the past five years with any person designated by a Governmental Entity as of “primary money laundering concern,” except, in each case (i) through (vii), as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Comerica.

(f) As of the date hereof, each of Comerica, Comerica Bank and Comerica Bank & Trust is “well-capitalized” (as such term is defined in the relevant regulations of the Federal Reserve Board).

(g) To the knowledge of Comerica, none of Comerica, Comerica Bank and Comerica Bank & Trust, nor any of their respective Subsidiaries, has knowingly maintained policies that require Comerica, Comerica Bank and Comerica Bank & Trust to engage in “politicized or unlawful debanking,” as such term is defined in Executive Order 14,331, or unlawful debanking on the basis of religion.

(h) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Comerica, (i) Comerica and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Comerica, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

4.14. Certain Contracts.

(a) Except as set forth in Section 4.14(a) of the Comerica Disclosure Schedule or as filed with any Comerica Reports, as of the date hereof, neither Comerica nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any Comerica Benefit Plan and any contract, arrangement, commitment or understanding solely among Comerica and any wholly owned Subsidiaries of Comerica or solely among wholly owned Subsidiaries of Comerica:

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) which contains a provision that materially restricts the conduct of any line of business by Comerica or any of its Subsidiaries or upon consummation of the Mergers will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect);

(iii) with or to a labor union or guild with respect to any employees of Comerica or any of its Subsidiaries (including any collective bargaining agreement);

(iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Comerica Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Comerica;

(v) (A) that relates to the incurrence of indebtedness by Comerica or any of its Subsidiaries, including any sale and leaseback transactions, securitizations, off-balance sheet financing arrangements, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Comerica or any of its Subsidiaries of, or any similar commitment by Comerica or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $20,000,000 or more;

(vi) pursuant to which (A) any license, covenant not to sue or other right is granted or received by Comerica or any of its Subsidiaries with respect to material Intellectual Property (other than non-exclusive licenses for commercially available off-the-shelf Software or granted to customers in the ordinary course of business) or (B) Comerica or any of its Subsidiaries has assigned, transferred, sold, purchased, acquired or obtained, any material Intellectual Property, or has agreed to do any of the foregoing;

(vii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Comerica or its Subsidiaries, taken as a whole;

(viii) which creates future payment obligations in excess of $5,000,000 per annum (other than any such contracts which are terminable by Comerica or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice) other than with respect to indebtedness disclosed in any Comerica Reports;

(ix) that is a settlement, consent or similar agreement and contains any material continuing obligations of Comerica or any of its Subsidiaries; or

(x) that relates to the acquisition or disposition of any person, business or asset and under which Comerica or its Subsidiaries have or may have a material obligation or liability.

Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the Comerica Disclosure Schedule, is referred to herein as a “Comerica Contract.” Comerica has made available to Fifth Third true, correct and complete copies of each Comerica Contract in effect as of the date hereof.

(b) (i) Each Comerica Contract is valid and binding on Comerica or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Comerica, (ii) Comerica and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Comerica Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Comerica, (iii) to the knowledge of Comerica, each third-party counterparty to each Comerica Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Comerica Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Comerica, (iv) neither Comerica nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Comerica Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Comerica or any of its Subsidiaries, or to the knowledge of Comerica, any other party thereto, of or under any such Comerica Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Comerica.

4.15. Agreements with Regulatory Agencies. Subject to Section 10.14, neither Comerica nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Comerica Disclosure Schedule, a “Comerica Regulatory Agreement”), nor has Comerica or any of its Subsidiaries been advised in writing, or to Comerica’s knowledge, orally, since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Comerica Regulatory Agreement.

4.16. Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica, Comerica and its Subsidiaries are in compliance, and have complied since January 1, 2023, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental

Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Comerica, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Comerica or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against Comerica, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica. To the knowledge of Comerica, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica. Comerica is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica.

4.17. Investment Securities and Commodities. Each of Comerica and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Comerica’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Comerica or its Subsidiaries. Such securities and commodities are valued on the books of Comerica in accordance with GAAP in all material respects.

4.18. Real Property. Comerica or a Comerica Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Comerica Reports as being owned by Comerica or a Comerica Subsidiary or acquired after the date thereof which are material to Comerica’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Comerica Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Comerica Reports or acquired after the date thereof which are material to Comerica’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the Comerica Owned Properties, the “Comerica Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Comerica, the lessor. There are no pending or, to the knowledge of Comerica, threatened condemnation proceedings against the Comerica Real Property.

4.19. Intellectual Property(a) . Comerica and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of their respective businesses as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica: (a) (i) to the knowledge of Comerica, the use of any Intellectual Property by Comerica and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Comerica or any of its Subsidiaries acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Comerica that Comerica or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of Comerica, no person is challenging, infringing on or otherwise violating any right of Comerica or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Comerica or its Subsidiaries, and (c) neither Comerica nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property owned by Comerica or any of its Subsidiaries, and Comerica and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Comerica and its Subsidiaries. Comerica and its Subsidiaries have taken commercially reasonable efforts to protect the Trade Secrets owned or held by Comerica and its Subsidiaries, as applicable. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica, no Software that is owned by Comerica or its Subsidiaries is subject to any obligation or condition under any license identified as an open source license by the Open Source Initiative (www.opensource.org/) or any other license that conditions the distribution of such Software on (i) the disclosure, licensing or distribution of any source code for any portion of such Software, (ii) the granting to licensees of the right to make derivative works or other modifications to such Software, (iii) the licensing under terms that allow such Software or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (iv) redistribution of such Software at no license fee. For purposes of this Agreement, (x) “Intellectual Property” means all rights in any jurisdiction throughout the world in or to: trademarks, service marks, brand names, internet domain names, social media identifiers, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and symbolized thereby and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, source code, data, databases, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person (collectively, “Trade Secrets”); writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights; and (y) “Software” means any computer program, application, microcode, firmware, middleware or software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto.

4.20. Related Party Transactions.

(a) As of the date hereof, except as set forth in any Comerica Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Comerica or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Comerica or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Comerica Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Comerica) on the other hand, of the type required to be reported in any Comerica Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

(b) There are no outstanding written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) made by Comerica or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Comerica or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

4.21. State Takeover Laws. The Board of Directors of Comerica has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law or any similar provisions of the Comerica Charter or Comerica Bylaws (collectively, with any similar provisions of the Fifth Third Articles or Fifth Third Code of Regulations, “Takeover Statutes”). No appraisal or dissenters’ rights will be available to the holders of Comerica Common Stock or Comerica Preferred Stock in connection with the Merger.

4.22. Reorganization. Comerica has not taken any action and is not aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede (i) each of the Merger or the Bank Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the Second Step Merger from qualifying as a “liquidation” as described in Section 332 of the Code.

4.23. Opinion. Prior to the execution of this Agreement, the Board of Directors of Comerica has received an opinion (which if initially rendered orally, has been or will be confirmed in writing) from J.P. Morgan Securities LLC to the effect that as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth in the written opinion, the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the holders of Comerica Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24. Comerica Information. The information relating to Comerica and its Subsidiaries or that is provided by Comerica or its Subsidiaries or their respective representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Fifth Third or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

4.25. Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 4.25(a) of the Comerica Disclosure Schedule, neither Comerica nor any of its Subsidiaries is a party to any Loans in which Comerica or any Subsidiary of Comerica is a creditor that, as of June 30, 2025, had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of June 30, 2025, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 4.25(a) of the Comerica Disclosure Schedule is a true, correct and complete list of (i) all of the Loans of Comerica and its Subsidiaries that, as of June 30, 2025, had an outstanding balance of $5,000,000 and were classified by Comerica as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (ii) each asset of Comerica or any of its Subsidiaries that, as of June 30, 2025, is classified as “Other Real Estate Owned” and the book value thereof. Since December 31, 2022 through the date hereof, Comerica has not changed, in any material respect, its process or standards for the classifications referred to in the immediately preceding sentence.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica, each Loan of Comerica or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Comerica and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica, each outstanding Loan of Comerica or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Comerica and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

4.26. Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Comerica, (a) Comerica and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Comerica reasonably has determined to be prudent and consistent with industry practice, and Comerica and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of Comerica and its Subsidiaries, Comerica or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Comerica or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Comerica nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

4.27. Insurance Subsidiary.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Comerica, (i) since January 1, 2023, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any Comerica Subsidiary (“Comerica Agent”) wrote, sold, produced, managed, administered or procured business for a Comerica Subsidiary, such Comerica Agent was, at the time the Comerica Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no Comerica Agent has been since January 1, 2023, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such Comerica Agent’s writing, sale, management, administration or production of insurance business for any Comerica Insurance Subsidiary and (iii) each Comerica Agent was appointed by Comerica or a Comerica Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such Comerica Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “Comerica Insurance Subsidiary” means each Subsidiary of Comerica through which insurance operations is conducted.

(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Comerica, (i) since January 1, 2023, Comerica and the Comerica Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) all contracts, agreements, arrangements and transactions in effect between any Comerica Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) each Comerica Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.

4.28. Broker-Dealer Subsidiary.

(a) Comerica has a Subsidiary that is registered, licensed or qualified, or are required to be registered, licensed or qualified, as a broker-dealer in accordance with any regulatory or legal requirement applicable to such Comerica Subsidiary (each, a “Comerica Broker-Dealer Subsidiary”). Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Comerica: (i) the Comerica Broker-Dealer Subsidiary is duly registered under the Exchange Act as a broker-dealer with the SEC and is in compliance with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof; (ii) the Comerica Broker-Dealer Subsidiary is a member in good standing with FINRA and any other applicable SROs and in compliance with all applicable rules and regulations of FINRA and any such SRO of which it is a member or which otherwise has authority over it; (iii) the Comerica Broker-Dealer Subsidiary (and each registered representative thereof) is duly registered, licensed or qualified as a broker-dealer or registered representative, as applicable, under, and in compliance with, the applicable laws of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing; and (iv) there is no action, suit, proceeding or investigation pending or, to the knowledge of Comerica, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

(b) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Comerica, (i) neither the Comerica Broker-Dealer Subsidiaries nor any “associated person” thereof (A) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act, (B) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or (C) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Comerica Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (ii) there is no action, suit, proceeding or investigation pending or, to the knowledge of Comerica, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (A), subject to a “statutory disqualification” as described in clause (B) or subject to a disqualification as described in clause (C).

4.29. No Other Representations or Warranties.

(a) Except for the representations and warranties made by Comerica in this Article IV, neither Comerica nor any other person makes any express or implied representation or warranty with respect to Comerica, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Comerica hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Comerica nor any other person makes or has made any representation or warranty to Fifth Third or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Comerica, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Comerica in this Article IV, any oral or written information presented to Fifth Third or any of its affiliates or representatives in the course of their due diligence investigation of Comerica, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Comerica acknowledges and agrees that neither Fifth Third nor any other person on behalf of Fifth Third has made or is making, and Comerica has not relied upon, any express or implied representation or warranty other than those contained in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF FIFTH THIRD

Except (a) as disclosed in the disclosure schedule delivered by Fifth Third to Comerica concurrently herewith (the “Fifth Third Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Fifth Third Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Fifth Third that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article V shall be deemed to qualify (1) any other section of this Article V specifically referenced or cross-referenced and (2) other sections of this Article V to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, (b) as disclosed in any Fifth Third Reports filed with the SEC by Fifth Third since December 31, 2022 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) or (c) as contemplated by Section 10.14, Fifth Third hereby represents and warrants to Comerica as follows:

5.1. Corporate Organization.

(a) Each of Fifth Third and Fifth Third Intermediary is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Fifth Third is a bank holding company duly registered under the BHC Act and has elected to be treated as a financial holding company under the BHC Act. Each of Fifth Third and Fifth Third Intermediary has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Fifth Third is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Fifth Third. True and complete copies of Fifth Third’s Amended Articles of Incorporation (the “Fifth Third Articles”), the Fifth Third Intermediary Articles, Fifth Third’s Code of Regulations (the “Fifth Third Code of Regulations”) and the Fifth Third Intermediary Code of Regulations, in each case, as in effect as of the date of this Agreement, have previously been made available by Fifth Third to Comerica.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Fifth Third, each Subsidiary of Fifth Third (a “Fifth Third Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of Fifth Third or any Subsidiary of Fifth Third to pay dividends or distributions except, in the case of Fifth Third or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Fifth Third Bank is the only depository institution Subsidiary of Fifth Third, and the deposit accounts of Fifth Third Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Bank Merger Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 5.1(b) of the Fifth Third Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Fifth Third as of the date hereof. True and complete copies of the Organizational Documents of Fifth Third Bank as in effect as of the date of this Agreement have previously been made available by Fifth Third to Comerica. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Fifth Third other than the Fifth Third Subsidiaries.

5.2. Capitalization.

(a) As of the date hereof, the authorized capital stock of Fifth Third consists of 2,000,000,000 shares of Fifth Third Common Stock and 500,000 shares of preferred stock, without par value (“Fifth Third Preferred Stock”). As of September 30, 2025, following the redemption on September 30, 2025 of all outstanding shares of Comerica’s 4.500% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series L, and all outstanding receipts evidencing depositary shares thereof, no shares of capital stock or other voting securities of Fifth Third are issued, reserved for issuance or outstanding, other than (i) 660,973,674 shares of Fifth Third Common Stock issued and outstanding, (ii) 262,918,907 shares of Fifth Third Common Stock held in treasury, (iii) 200,000 shares of 6.00% Non-Cumulative Perpetual Class B Preferred Stock, Series A (“Fifth Third Series A, Class B Preferred Stock”), (iv) 18,000 shares of 6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I, (v) 10,000 shares of 4.95% Non-Cumulative Perpetual Preferred Stock, Series K, (vi) 10,000,000 depositary shares representing a 1/1000th ownership interest in a share of 4.95% Non-Cumulative Perpetual Preferred Stock, Series K, (vii) 8,000,000 depositary shares representing a 1/40th ownership interest in a share of Fifth Third Series A, Class B Preferred Stock, (viii) 18,000,000 depositary shares representing a 1/1000th ownership interest in a share of 6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I, (ix) 66,117 shares of Fifth Third Common Stock underlying stock options, (x) 3,420,425 shares of Fifth Third Common Stock underlying stock appreciation rights, (xi) 9,922,777.13 shares of Fifth Third Common Stock underlying restricted stock units, (xii) 0 shares of Fifth Third Common Stock underlying restricted stock awards, (xiii) 844,109 shares of Fifth Third Common Stock underlying performance share awards assuming that performance with respect thereto is achieved at the target level, (xiv) 51,050,000 shares of Fifth Third Common Stock reserved for issuance for future grants under the Fifth Third Stock Plans, (xv) 24,000 shares of 5.10% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series H, (xvi) 12,000 shares of 4.90% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series J, (xvii) 600,000 depositary shares representing a 1/25th ownership interest in a share of 5.10% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series H and (xviii) 300,000 depositary shares representing a 1/25th ownership interest in a share of 4.90% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series J. All the issued and outstanding shares of Fifth Third Common Stock and Fifth Third Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Fifth Third is current on all dividends payable on the outstanding shares of Fifth Third Preferred Stock, and has complied in all material respects with terms and conditions thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Fifth Third may vote. As of the date hereof, no trust preferred or subordinated debt securities of Fifth Third are issued or outstanding. Other than Fifth Third Restricted Stock Awards, Fifth Third RSU Awards, Fifth Third PSU Awards and Fifth Third Preferred Stock, issued prior to the date of this Agreement as described in this Section 5.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Fifth Third, or contracts, commitments, understandings or arrangements by which Fifth Third may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Fifth Third or that otherwise obligate Fifth Third to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Fifth Third Securities”). Other than the Fifth Third Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Fifth Third or any of its Subsidiaries) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Fifth Third or any of its Subsidiaries is a party with respect to the voting or transfer of Fifth Third Common Stock, capital stock or other voting or equity securities or ownership interests of Fifth Third or granting any shareholder or other person any registration rights. No Fifth Third Subsidiary owns any capital stock of Fifth Third.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Fifth Third, Fifth Third owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Fifth Third Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Fifth Third Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

5.3. Authority; No Violation.

(a) Each of Fifth Third and Fifth Third Intermediary has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Mergers) have been duly and validly approved by the Boards of Directors of Fifth Third and Fifth Third Intermediary. The Board of Directors of Fifth Third has determined that the transactions contemplated hereby (including the Mergers and the issuance of shares of Fifth Third Common Stock in the Merger (the “Stock Issuance”)), on the terms and conditions set forth in this Agreement, are advisable and in the best interests of Fifth Third and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Mergers and the Stock Issuance), and has directed that the Stock Issuance be submitted to Fifth Third’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for (i) the approval of the Stock Issuance by the affirmative vote of the majority of the voting power of Fifth Third (the “Requisite Fifth Third Vote”), (ii) the approval and adoption of the Bank Merger Agreement by the board of directors of Fifth Third Bank and Fifth Third Intermediary as Fifth Third Bank’s sole shareholder (which will occur promptly following the date hereof) and (iii) the adoption of this Agreement by Fifth Third as Fifth Third Intermediary’s sole shareholder (which will occur promptly following the execution of this Agreement), no other corporate proceedings on the part of Fifth Third or Fifth Third Intermediary are necessary to approve this Agreement or to consummate the transactions contemplated hereby. The Fifth Third Common Stock and Fifth Third Series A, Class B Preferred Stock are the only securities of Fifth Third entitled to vote in respect of the Requisite Fifth Third Vote. This Agreement has been duly and validly executed and delivered by each of Fifth Third and Fifth Third Intermediary and (assuming due authorization, execution and delivery by Comerica and Comerica Holdings) constitutes a valid and binding obligation of Fifth Third and Fifth Third Intermediary, enforceable against Fifth Third and Fifth Third Intermediary in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b) Neither the execution and delivery of this Agreement by Fifth Third and Fifth Third Intermediary, nor the consummation by Fifth Third and Fifth Third Intermediary of the transactions contemplated hereby (including the Mergers and the Bank Merger), nor compliance by Fifth Third with any of the terms or provisions hereof, will (i) violate any provision of (A) the Fifth Third Articles or the Fifth Third Code of Regulations or (B) the Fifth Third Intermediary Articles or the Fifth Third Intermediary Code of Regulations or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Fifth Third or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default)

under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Fifth Third or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Fifth Third or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Comerica.

5.4. Consents and Approvals. Except for (i) the filing of any required applications, filings and notices, as applicable, with NASDAQ or the NYSE, and the approval of the listing of the shares of Fifth Third Common Stock and the depositary shares in respect of the New Fifth Third Preferred Stock to be issued pursuant to this Agreement on NASDAQ, (ii) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act with respect to the Mergers and with the OCC under the Bank Merger Act with respect to the Bank Mergers and approval or waiver of such applications, filings and notices, (iii) the filing of any required applications, filings and notices, as applicable, with the Texas Department of Banking, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices listed on Section 4.4 of the Comerica Disclosure Schedule or Section 5.4 of the Fifth Third Disclosure Schedule and approval or non-objection, as applicable, of such applications, filings and notices, (v) the filing of any required applications, filings or notices with FINRA and approval of such applications, filings and notices, (vi) the filing with the SEC of the Joint Proxy Statement, and the S-4 and the declaration by the SEC of the effectiveness of the S-4, (vii) the filing of the First Step Certificates of Merger and the Second Step Merger Certificates with the Delaware Secretary and the Ohio Secretary, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Fifth Third Common Stock and New Fifth Third Preferred Stock (and, in the case of the New Fifth Third Preferred Stock, depositary shares in respect thereof) pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (x) the execution and delivery by Fifth Third and Fifth Third Intermediary of this Agreement or (y) the consummation by Fifth Third and Fifth Third Intermediary of the Mergers and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, neither Fifth Third nor Fifth Third Intermediary is aware of any reason why any of the necessary regulatory approvals and consents will not be received to permit consummation of the Mergers or the Bank Mergers on a timely basis.

5.5. Reports. Fifth Third and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with any Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Fifth Third. Subject to Section 10.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Fifth Third and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Fifth Third, investigation into the business or operations of Fifth Third or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third. Subject to Section 10.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Fifth Third or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Fifth Third or any of its Subsidiaries since January 1, 2023, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third.

5.6. Financial Statements.

(a) The financial statements of Fifth Third and its Subsidiaries included (or incorporated by reference) in the Fifth Third Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Fifth Third and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Fifth Third and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Fifth Third and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since December 31, 2022, no independent public accounting firm of Fifth Third has resigned (or informed Fifth Third that it intends to resign) or been dismissed as independent public accountants of Fifth Third as a result of or in connection with any disagreements with Fifth Third on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third, neither Fifth Third nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Fifth Third included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Fifth Third and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Fifth Third or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Fifth Third. Fifth Third (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Fifth Third, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Fifth Third by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Fifth Third’s outside auditors and the audit committee of Fifth Third’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Fifth Third’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Fifth Third’s internal controls over financial reporting. These disclosures were made in writing by management to Fifth Third’s auditors and audit committee. There is no reason to believe that Fifth Third’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when due in the future.

(d) Since January 1, 2023, (i) neither Fifth Third nor any of its Subsidiaries, nor, to the knowledge of Fifth Third, any director, officer, auditor, accountant or representative of Fifth Third or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Fifth Third or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Fifth Third or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Fifth Third or any of its Subsidiaries, whether or not employed by Fifth Third or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Fifth Third or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Fifth Third or any committee thereof or the Board of Directors or similar governing body of any Fifth Third Subsidiary or any committee thereof, or to the knowledge of Fifth Third, to any director or officer of Fifth Third or any Fifth Third Subsidiary.

5.7. Broker’s Fees. With the exception of the engagement of Goldman Sachs & Co. LLC, neither Fifth Third nor any Fifth Third Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other transactions contemplated by this Agreement. Fifth Third has disclosed to Comerica as of the date hereof the engagement letter pursuant to which Goldman Sachs & Co. LLC has been engaged by Fifth Third in connection with the Mergers and the other transactions contemplated hereunder.

5.8. Absence of Certain Changes or Events.

(a) Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third.

(b) Since December 31, 2024, through the date of this Agreement, Fifth Third and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

5.9. Legal and Regulatory Proceedings.

(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Fifth Third, none of Fifth Third or any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Fifth Third, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Fifth Third or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Fifth Third or any of its Subsidiaries or the assets of Fifth Third or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Entity or any of its affiliates).

5.10. Taxes and Tax Returns. Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Fifth Third: Fifth Third and each of its Subsidiaries have duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct, and complete; all Taxes of Fifth Third and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; each of Fifth Third and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.

5.11. Employees.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third, each Fifth Third Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “Fifth Third Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which Fifth Third or any Subsidiary or any trade or business of Fifth Third or any of its Subsidiaries, whether or not incorporated, all of which together with Fifth Third would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Fifth Third ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Fifth Third or any of its Subsidiaries or any Fifth Third ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Fifth Third or any of its Subsidiaries or any Fifth Third ERISA Affiliate, excluding, in each case, any Multiemployer Plan.

(b) The IRS has issued a favorable determination letter or opinion with respect to each Fifth Third Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Fifth Third Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of Fifth Third, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Fifth Third Qualified Plans or the related trust.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third, with respect to each Fifth Third Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Fifth Third Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Fifth Third Benefit Plan’s actuary with respect to such Fifth Third Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Fifth Third Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the PBGC have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Fifth Third or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Fifth Third Benefit Plan.

(d) None of Fifth Third and its Subsidiaries nor any Fifth Third ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a Multiple Employer Plan, and none of Fifth Third and its Subsidiaries nor any Fifth Third ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(e) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Fifth Third’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Fifth Third Benefit Plans, any fiduciaries thereof with respect to their duties to the Fifth Third Benefit Plans or the assets of any of the trusts under any of the Fifth Third Benefit Plans that would reasonably be expected to result in any liability of Fifth Third or any of its Subsidiaries in an amount that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third.

(f) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third, none of Fifth Third and its Subsidiaries nor any Fifth Third ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Fifth Third Benefit Plans or their related trusts, Fifth Third, any of its Subsidiaries or any Fifth Third ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Fifth Third or any of its Subsidiaries, or result in any limitation on the right of Fifth Third or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Fifth Third Benefit Plan or related trust on or after the Effective Time.

(h) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third, there are no pending or, to Fifth Third’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Fifth Third or any of its Subsidiaries, or any strikes or other labor disputes against Fifth Third or any of its Subsidiaries. Neither Fifth Third nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Fifth Third or any of its Subsidiaries and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third, there are no pending or, to the knowledge of Fifth Third, threatened organizing efforts by any union or other group seeking to represent any employees of Fifth Third or any of its Subsidiaries.

(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third, Fifth Third and its Subsidiaries are in compliance with, and since January 1, 2023 have complied with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

5.12. SEC Reports. Fifth Third has previously made available to Comerica an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2022 by Fifth Third pursuant to the Securities Act or the Exchange Act (the “Fifth Third Reports”) and (b) communication mailed by Fifth Third to its shareholders since December 31, 2022 and prior to the date hereof, and no such Fifth Third Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2022, as of their respective dates, all Fifth Third Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Fifth Third has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Fifth Third Reports.

5.13. Compliance with Applicable Law.

(a) Each of Fifth Third and its Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, registrations, franchises, certificates, variances, permits charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Fifth Third, and to the knowledge of Fifth Third, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Fifth Third, each of Fifth Third and its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order (including any Executive Order), rule, regulation, policy and/or guideline of any Governmental Entity relating to Fifth Third or any of its Subsidiaries, as applicable, including all Privacy Laws, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, Executive Order 14,331, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each of Fifth Third and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Fifth Third and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Fifth Third and its Subsidiaries respectively conduct business.

(c) Fifth Third Bank has a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.

(d) Without limitation, none of Fifth Third or any of its Subsidiaries, or to the knowledge of Fifth Third, any director, officer, employee, agent or other person acting on behalf of Fifth Third or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Fifth Third or any of its Subsidiaries, as applicable, for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Fifth Third or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Fifth Third or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Fifth Third or any of its Subsidiaries, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Fifth Third or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Fifth Third or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department or (vii) has engaged during the past five years with any person designated by a Governmental Entity as of “primary money laundering concern,” except, in each case (i) through (vii), as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Fifth Third.

(e) As of the date hereof, each of Fifth Third and Fifth Third Bank is “well-capitalized” (as such term is defined in the relevant regulations of the Federal Reserve Board).

(f) To the knowledge of Fifth Third, none of Fifth Third and Fifth Third Bank, nor any of their respective Subsidiaries, has knowingly maintained policies that require Fifth Third and Fifth Third Bank to engage in “politicized or unlawful debanking,” as such term is defined in Executive Order 14,331, or unlawful debanking on the basis of religion.

(g) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Fifth Third, (i) each of Fifth Third and its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Fifth Third or any of its Subsidiaries or any of their respective directors, officers or employees, have committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

5.14. Certain Contracts.

(a) Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Fifth Third or any of its Subsidiaries is a party or by which Fifth Third or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Fifth Third, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Fifth Third Contract”) and neither Fifth Third nor any of its Subsidiaries knows of, or has received written, or to the knowledge of Fifth Third, oral notice of, any violation of any Fifth Third Contract by any of the other parties thereto which would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Fifth Third.

(b) (i) Each Fifth Third Contract is valid and binding on Fifth Third or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Fifth Third, (ii) Fifth Third and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Fifth Third Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Fifth Third, (iii) to the knowledge of Fifth Third, each third-party counterparty to each Fifth Third Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Fifth Third Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Fifth Third, (iv) neither Fifth Third nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Fifth Third Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Fifth Third or any of its Subsidiaries or, to the knowledge of Fifth Third, any other party thereto, of or under any such Fifth Third Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Fifth Third.

5.15. Agreements with Regulatory Agencies. Subject to Section 10.14, none of Fifth Third or any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Fifth Third Disclosure Schedule, a “Fifth Third Regulatory Agreement”), nor has Fifth Third or any of its Subsidiaries been advised in writing, or to Fifth Third’s knowledge, orally, since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Fifth Third Regulatory Agreement.

5.16. Investment Securities and Commodities. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Fifth Third, each of Fifth Third and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Fifth Third’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Fifth Third or its Subsidiaries. Such securities and commodities are valued on the books of Fifth Third in accordance with GAAP in all material respects.

5.17. Related Party Transactions.

(a) As of the date hereof, except as set forth in any Fifth Third Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Fifth Third or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Fifth Third or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Fifth Third Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Fifth Third) on the other hand, of the type required to be reported in any Comerica Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

(b) There are no outstanding Loans made by Fifth Third or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Fifth Third or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

5.18. State Takeover Laws. The Board of Directors of Fifth Third has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes.

5.19. Reorganization. Fifth Third has not taken any action and is not aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede (i) each of the Merger or the Bank Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the Second Step Merger from qualifying as a “liquidation” as described in Section 332 of the Code.

5.20. Opinion. Prior to the execution of this Agreement, Goldman Sachs & Co. LLC rendered its oral opinion (to confirmed in writing by delivery of a written opinion) to the Board of Directors of Fifth Third, that as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to Fifth Third. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.21. Fifth Third Information. The information relating to Fifth Third and its Subsidiaries or that is provided by Fifth Third or its Subsidiaries or their respective representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Comerica or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

5.22. Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Fifth Third, (a) Fifth Third and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Fifth Third reasonably has determined to be prudent and consistent with industry practice, and Fifth Third and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of Fifth Third and its Subsidiaries, Fifth Third or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Fifth Third or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Fifth Third nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

5.23. No Other Representations or Warranties.

(a) Except for the representations and warranties made by Fifth Third in this Article V, neither Fifth Third nor any other person makes any express or implied representation or warranty with respect to Fifth Third, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Fifth Third hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Fifth Third nor any other person makes or has made any representation or warranty to Comerica or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Fifth

Third, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Fifth Third in this Article V, any oral or written information presented to Comerica or any of its affiliates or representatives in the course of their due diligence investigation of Fifth Third, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Fifth Third acknowledges and agrees that neither Comerica nor any other person on behalf of Comerica has made or is making, and Fifth Third has not relied upon, any express or implied representation or warranty other than those contained in Article IV.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1. Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Comerica Disclosure Schedule or the Fifth Third Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of Fifth Third and Comerica shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either Fifth Third or Comerica to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

6.2. Comerica Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Comerica Disclosure Schedule as expressly contemplated or permitted by this Agreement or as required by law, Comerica shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Fifth Third (such consent not to be unreasonably withheld, conditioned or delayed):

(a) other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of twelve (12) months, and (ii) deposits, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Comerica or any of its wholly-owned Subsidiaries to Comerica or any of its wholly-owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Comerica Securities, except, in each case, (A) regular quarterly cash dividends by Comerica at a rate not in excess of $0.71 per share of Comerica Common Stock, (B) dividends paid by any of the Subsidiaries of Comerica to Comerica or any of its wholly-owned Subsidiaries, (C) dividends provided for and paid on Comerica Preferred Stock in accordance with the terms of such Comerica Preferred Stock, (D) regular distributions on outstanding trust preferred securities in accordance with their terms or (E) the acceptance of shares of Comerica Common Stock as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any Comerica Securities or Comerica Subsidiary Securities; or

(iv) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Comerica Securities or Comerica Subsidiary Securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Comerica Securities or Comerica Subsidiary Securities, except pursuant to the exercise of stock options or the vesting or settlement of any Comerica Equity Awards in accordance with their terms;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets (other than Intellectual Property, which is the subject of Section 6.2(d)) to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

(d) sell, transfer, mortgage, encumber, license, abandon, cancel, allow to lapse or expire, or otherwise dispose of, any of its material Intellectual Property other than, in each case, (i) non-exclusive licenses granted in the ordinary course of business, or (ii) expiration or lapse at the end of such Intellectual Property’s natural term;

(e) except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than a wholly-owned Subsidiary of Comerica;

(f) in each case except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any Comerica Contract or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Comerica or enter into any contract that would constitute a Comerica Contract if it were in effect on the date of this Agreement;

(g) except as required under applicable law or the terms of any Comerica Benefit Plan existing as of the date hereof or adopted thereafter not in violation of this Agreement, (i) enter into, establish, adopt, materially amend or terminate any material Comerica Benefit Plan, or any arrangement that would be a material Comerica Benefit Plan if in effect on the date hereof, other than with respect to broad-base welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any Comerica Benefit Plan, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than increases to current employees and officers who are not Comerica Insiders (x) in connection with a promotion or change in responsibilities and to a level consistent with the compensation and benefits provided to similarly situated employees in the ordinary course of business or (y) in the ordinary course of business consistent with past practice or (z) as a result of the payment of incentive compensation for completed performance periods based upon corporate performance, the performance of such employee and, if applicable, such employee’s business, where performance is determined in the ordinary course of business and consistent with past practice (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement; provided that Comerica may enter into offer letters with new hires in the ordinary course of business consistent with past practice that do not provide for severance, (v) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Comerica Benefit Plan or (vi) hire any Comerica Insider (other than as a replacement hire receiving substantially similar terms of employment);

(h) settle any material claim, suit, action or proceeding (other than any claim, suit, action or proceeding with respect to Taxes, which shall be governed by clause (o)), except involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to Comerica, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or Fifth Third or the Surviving Entity;

(i) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent (i) each of the Merger and the Bank Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the Second Step Merger from qualifying as a “liquidation” as described in Section 332 of the Code;

(j) amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC (“Significant Subsidiaries”);

(k) other than in prior consultation with Fifth Third, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(l) implement or adopt any change in its financial accounting principles or methods, other than as may be required by GAAP;

(m) enter into any new line of business or, other than in the ordinary course of business (which may include partnering with third parties in origination, flow, servicing and other capacities) consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio, any segment thereof or individual loans), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(n) merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(o) make (other than in the ordinary course of business), change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement or similar agreement with a Tax authority with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or

(p) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 6.2.

6.3. Fifth Third Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Fifth Third Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Fifth Third shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Comerica (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend the Fifth Third Articles or the Fifth Third Code of Regulations in a manner that would adversely affect the holders of Comerica Common Stock or Comerica Preferred Stock relative to other holders of Fifth Third Common Stock or Fifth Third Preferred Stock (as applicable);

(b) adjust, split, combine or reclassify any capital stock of Fifth Third or make, declare or pay any extraordinary dividend on any capital stock of Fifth Third;

(c) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent (i) each of the Merger and the Bank Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the Second Step Merger from qualifying as a “liquidation” as described in Section 332 of the Code;

(d) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Fifth Third or its Subsidiaries to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or the Requisite Fifth Third Vote or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or

(e) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 6.3.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. S-4; Joint Proxy Statement; Regulatory Applications and Filings.

(a) Fifth Third and Comerica shall promptly prepare and file with the SEC the Joint Proxy Statement and Fifth Third shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Fifth Third and Comerica, as applicable, shall use reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement. Each of Fifth Third and Comerica shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Comerica and Fifth Third shall thereafter mail or deliver the Joint Proxy Statement to its stockholders or shareholders, as applicable. Fifth Third shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement as promptly as practicable, and Comerica shall furnish all information concerning Comerica and the holders of Comerica Common Stock and Comerica Preferred Stock as may be reasonably requested in connection with any such action.

(b) The parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings required to obtain the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Fifth Third and Comerica shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval and any approvals required for the Bank Mergers as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals) and shall respond as promptly as practicable to the requests of Governmental Entities for documents and information. Fifth Third and Comerica shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Comerica or Fifth Third, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality. The parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c) In furtherance and not in limitation of the foregoing, each of Fifth Third and Comerica shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Fifth Third or Comerica or any of their respective Subsidiaries, and neither Fifth Third nor Comerica nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with the foregoing or obtaining any permits, consents, approvals and authorizations of Governmental Entities that would reasonably be likely to have a material adverse effect on Comerica and its Subsidiaries, taken as a whole (a “Materially Burdensome Regulatory Condition”).

(d) Fifth Third and Comerica shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders or shareholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Fifth Third, Comerica or any of their respective Subsidiaries to any Governmental Entity in connection with the Mergers, the Bank Mergers and the other transactions contemplated by this Agreement. Each of Fifth Third and Comerica agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, is filed and becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement and any amendment or supplement thereto will, at the time of filing and the date of mailing to the stockholders or shareholders, as applicable, of Comerica and Fifth Third and at the time of the Comerica Meeting and Fifth Third Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading, and (iii) any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals will, at the time each is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Fifth Third and Comerica further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement.

(e) Fifth Third and Comerica shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

(f) Without limiting the generality of this Section 7.1, Comerica shall, and shall cause its Subsidiaries to, reasonably cooperate with Fifth Third and its Subsidiaries (including the furnishing of information and by making employees reasonably available) as is reasonably requested by Fifth Third in order to comply with the requirements of the Comprehensive Capital Analysis and Review and Dodd-Frank Act Stress Testing programs.

7.2. Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws, each party, for the purposes of verifying the representations and warranties of Fifth Third and Comerica, respectively, and preparing for the Mergers, the Bank Mergers and the other matters contemplated by this Agreement, shall, and Fifth Third and Comerica shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each party shall cooperate with each other party in preparing to execute after the Effective Time the conversion or consolidation of data, systems and business operations generally and in preparing for compliance with the regulatory requirements that will apply to Fifth Third and Fifth Third Bank following the Effective Time, which cooperation and preparations will include the assessment by Fifth Third after the date hereof of the information technology systems of Comerica and its Subsidiaries, and, during such period, each of Fifth Third and Comerica shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Fifth Third or Comerica, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Fifth Third nor Comerica nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Fifth Third’s or Comerica’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each party shall hold all information furnished by or on behalf of each other party or any of such party’s Subsidiaries or representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the letter agreement, dated September 24, 2025, between Fifth Third and Comerica (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.3. Shareholders’ Approvals. Each of Fifth Third and Comerica shall call a meeting of its shareholders or stockholders, as applicable (the “Fifth Third Meeting” and the “Comerica Meeting,” respectively), to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) the Requisite Comerica Vote and the Requisite Fifth Third Vote required in connection with this Agreement and the Merger and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders or stockholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of Comerica and Fifth Third shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date and to set the same record date for such meetings. Such meetings may be held virtually, subject to applicable law and the Organizational Documents of each party. Each of Fifth Third and Comerica and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders or stockholders of Fifth Third and Comerica, as applicable, the Requisite Fifth Third Vote and the Requisite Comerica Vote, as applicable, including by communicating to the respective shareholders or stockholders of Fifth Third and Comerica, as applicable, its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of Fifth Third, the shareholders of Fifth Third approve the Stock Issuance (the “Fifth Third Board Recommendation”), and in the case of Comerica, that the stockholders of Comerica adopt this Agreement (the “Comerica Board Recommendation”). Each of Fifth Third and Comerica and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Fifth Third Board Recommendation, in the case of Fifth Third, or the Comerica Board Recommendation, in the case of Comerica, (ii) fail to make the Fifth Third Board Recommendation, in the case of Fifth Third, or the Comerica Board Recommendation, in the case of Comerica, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Fifth Third Board Recommendation, in the case of Fifth Third, or the Comerica Board Recommendation, in the case of Comerica, in each case within ten (10) business days (or such fewer number of days as remains prior to the Fifth Third Meeting or the Comerica Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”). However, subject to Section 9.1 and Section 9.2, if the Board of Directors of Fifth Third or Comerica, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Fifth Third Board Recommendation or the Comerica Board Recommendation, as applicable, such Board of Directors may, in the case of Fifth Third, prior to the receipt of the Requisite Fifth Third Vote, and in the case of Comerica, prior to the receipt of the Requisite Comerica Vote, submit this Agreement to its shareholders or stockholders, as applicable, without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its shareholders or stockholders, as applicable, in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Fifth Third Board Recommendation or Comerica Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 7.3 and will require a new notice period as referred to in this Section 7.3. Fifth Third or Comerica shall adjourn or postpone the Fifth Third Meeting or the Comerica Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Fifth Third Common Stock or Comerica Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Comerica or Fifth Third, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Comerica Vote or the Requisite Fifth Third Vote. Notwithstanding anything to the contrary herein, unless this

Agreement has been terminated in accordance with its terms, (x) the Fifth Third Meeting shall be convened and this Agreement shall be submitted to the shareholders of Fifth Third at the Fifth Third Meeting and (y) the Comerica Meeting shall be convened and this Agreement shall be submitted to the stockholders of Comerica at the Comerica Meeting, and nothing contained herein shall be deemed to relieve either Fifth Third or Comerica of such obligation. For the avoidance of doubt, the holders of Fifth Third Series A, Class B Preferred Stock shall be entitled to vote at the Fifth Third Meeting and shall be considered shareholders for purposes of such meeting.

7.4. Legal Conditions to Merger. Subject in all respects to Section 7.1 of this Agreement, each party shall, and Fifth Third and Comerica shall cause each of their respective Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Mergers and the Bank Mergers and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement, including the Mergers and the Bank Merger, and (b) to obtain (and to cooperate with each other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Regulatory Agency, Governmental Entity and any other third party that is required to be obtained by Comerica or Fifth Third or any of their respective Subsidiaries in connection with the Mergers, the Bank Mergers and the other transactions contemplated by this Agreement.

7.5. Employee Matters.

(a) Fifth Third shall, or shall cause its applicable Subsidiary to, provide the employees of Comerica and its Subsidiaries as of the Effective Time (the “Continuing Employees”), (A) during the period commencing on the Closing Date and ending on the earlier of December 31 of the calendar year in which the Closing Date occurs and the Continuing Employee’s termination of employment, with the following: (i) annual base salary or wages, as applicable, that are no less than the annual base salary or wages in effect for each such Continuing Employee immediately prior to the Effective Time; (ii) annual cash bonus opportunities that are no less favorable than those in effect for such Continuing Employee immediately prior to the Effective Time; (iii) annual long-term incentive opportunities that are no less favorable than those in effect for such Continuing Employee immediately prior to the Effective Time; and (iv) employee and fringe benefits (excluding severance (which shall be provided consistent with the last sentence hereof) and retention) that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Effective Time and (B) during the period commencing on January 1 of the calendar year following the calendar year in which the Closing Date occurs and ending on the earlier of the first anniversary of the Closing Date and the Continuing Employee’s termination of employment, with the following: (i) annual base salary or wages, as applicable, that are no less than the annual base salary or wages in effect for each such Continuing Employee immediately prior to the Effective Time; (ii) annual cash bonus opportunities that are no less favorable than those provided to similarly situated employees of Fifth Third; (iii) annual long-term incentive opportunities that are no less favorable than those provided to similarly situated employees of Fifth Third; and (iv) employee and fringe benefits (excluding severance solely during the period through the first anniversary of the Closing Date (which shall be provided consistent with the last sentence hereof) and retention) that are no less favorable in the aggregate than those provided to similarly situated employees of Fifth Third. Additionally, notwithstanding anything contained herein to the contrary, Fifth Third agrees to maintain the Comerica Severance Pay Plan (as in effect on the date hereof) for the benefit of the Continuing Employees through the first anniversary of the Closing Date, with the benefits provided thereunder to be determined taking into account the service crediting provisions set forth in Section 7.5(b) and all service from and after the Effective Time and not to taking into account any reductions of compensation from and after the Effective Time.

(b) Fifth Third shall, or shall cause its applicable Subsidiary to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Fifth Third or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents except to the extent that any waiting period, exclusions or requirements still applied to such Continuing Employee under the corresponding Comerica Benefit Plan that is a group health plan in which such Continuing Employee participated immediately before the Effective Time, (ii) use commercially reasonable efforts to cause the amount of eligible expenses incurred and paid by each Continuing Employee and his or her eligible dependents that were credited to deductible and maximum out-of-pocket co-insurance requirements under the Comerica Benefit Plans to be credited for purposes of satisfying the corresponding deductible and maximum out-of-pocket co-insurance requirements under the corresponding benefit plans of Fifth Third and its Affiliates and (iii) cause any of its (or its Affiliates’) employee benefit plans (including disability pay continuation plans) in which the Continuing Employees are entitled to participate to take into account for purposes of eligibility to participate, vesting and benefit accrual thereunder (except to the extent it would result in a duplication of benefits for the same period of service), service by such Continuing Employees to Comerica or any of its Affiliates or predecessors prior to the Effective Time as if such service were with Fifth Third, to the same extent and for the same purpose that such service was recognized under a comparable Comerica Benefit Plan.

(c) Fifth Third hereby agrees that the transactions contemplated by this Agreement shall constitute a “change in control,” “change of control” or term or concept of similar import of Comerica and its Subsidiaries under the terms of the Comerica Benefit Plans. From and after the Effective Time, Fifth Third shall, and shall cause its Affiliates to, honor all obligations and rights under the Comerica Benefit Plans in accordance with their terms as in effect in connection with any such transaction from time to time; provided that nothing herein will limit any right to amend, modify or terminate any such arrangement in accordance with its terms. Without limiting the foregoing, Fifth Third acknowledges and agrees to the matters set forth on Section 7.5(c) of the Comerica Disclosure Schedule.

(d) If requested by Fifth Third in writing at least ten (10) business days prior to the Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, Comerica shall cause the Comerica 401(k) Plan to be terminated effective immediately prior to the Effective Time. In the event that Fifth Third requests any such actions, Comerica shall provide Fifth Third with evidence that such Plan has been terminated or amended, as applicable (the form and substance of which shall be subject to review and approval by Fifth Third), not later than the second business day immediately preceding the Effective Time. In the event that the Comerica 401(k) Plan is terminated, the Continuing Employees shall be eligible to participate, effective as soon as reasonably practicable (and not more than thirty (30) days) after the Effective Time, in a 401(k) plan sponsored or maintained by Fifth Third or one of its Subsidiaries (a “Fifth Third 401(k) Plan”). Fifth Third and Comerica shall take any and all actions as may be required, including amendments to the Comerica 401(k) Plan and/or Fifth Third 401(k) Plan to permit the Continuing Employees who are then actively employed to make rollover contributions to the Fifth Third 401(k) Plan of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof.

(e) Nothing in this Agreement shall confer upon any employee (including any Continuing Employee), officer, director or consultant of Fifth Third, Comerica or any of their respective Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, Fifth Third, Comerica or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, Fifth Third, Comerica or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee (including any Continuing Employee), officer, director or consultant of the Surviving Entity, Fifth Third, Comerica or any of their respective Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Fifth Third Benefit Plan, Comerica Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Fifth Third Benefit Plan, Comerica Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 10.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including, any current or former employee, officer, director or consultant of Fifth Third, Comerica or any of their respective Subsidiaries or affiliates or any beneficiary or dependent thereof, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.6. Certain Tax Matters.

(a) Neither Fifth Third nor Comerica shall, nor shall they permit their respective Subsidiaries to, take any action that would prevent or impede, or could reasonably be expected to prevent or impede, (i) each of the Merger and the Bank Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the Second Step Merger from qualifying as a “liquidation” as described in Section 332 of the Code, and each of Fifth Third and Comerica shall, and shall cause their respective Subsidiaries to, use its reasonable best efforts to cause the Mergers and the Bank Mergers to so qualify.

(b) Fifth Third shall use reasonable best efforts to obtain the Fifth Third Tax Opinion, and Comerica shall use reasonable best efforts to obtain the Comerica Tax Opinion (and, if the SEC requires any opinion regarding the U.S. federal income tax treatment of the Merger to be submitted in connection with the declaration of the effectiveness of the S-4, such opinions). In connection with the foregoing, each party shall deliver duly executed certificates (dated as of the necessary date and signed by an officer of Fifth Third, Fifth Third Intermediary or Comerica, as applicable) containing such representations and warranties as shall be reasonably satisfactory in form and substance to Fifth Third’s counsel and Comerica’s counsel and reasonably necessary or appropriate to enable such counsel to render such opinions (but only to the extent Fifth Third and Comerica in good faith believe they are able to make such representations and warranties truthfully).

7.7. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Fifth Third shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of this Agreement by Comerica pursuant to the Comerica Charter, the Comerica Bylaws, the Organizational Documents of any Subsidiary of Comerica and any indemnification agreements in existence as of the date hereof and disclosed in Section 7.7(a) of the Comerica Disclosure Schedule, each present and former director, officer or employee of Comerica and its Subsidiaries (in each case, when acting in such capacity) (each, a “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Comerica or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, Fifth Third shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Comerica (provided, that Fifth Third may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that Fifth Third shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Comerica for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Fifth Third shall cause to be maintained policies of insurance which, in Fifth Third’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Fifth Third, in consultation with, but only upon the consent of Comerica, may obtain at or prior to the Effective Time a six (6)-year “tail” policy under Comerica’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The provisions of this Section 7.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. If Fifth Third or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all its assets or deposits to any other person or engages in any similar transaction, then in each such case, Fifth Third will cause proper provision to be made so that the successors and assigns of Fifth Third will expressly assume the obligations set forth in this Section 7.7.

7.8. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Fifth Third, on the one hand, and a Subsidiary of Comerica, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Fifth Third.

7.9. Advice of Changes. Each party shall promptly advise each other party, as applicable, of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that Fifth Third or Comerica believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VIII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.9 or the failure of any condition set forth in Section 8.2 or 8.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 or 8.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 7.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

7.10. Dividends. After the date of this Agreement, each of Fifth Third and Comerica shall coordinate with the other the declaration of any dividends in respect of Fifth Third Common Stock and Comerica Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Comerica Common Stock and the holders of Fifth Third Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Comerica Common Stock or Fifth Third Common Stock, as applicable, and any shares of Fifth Third Common Stock any such holder receives in exchange therefor in the Merger.

7.11. Shareholder Litigation. Each party shall give each other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give each other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that each other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates.

7.12. Corporate Governance. Fifth Third shall take all appropriate action so that, as of the Effective Time, the number of directors constituting the Board of Directors of Fifth Third shall be increased by three (3) and three (3) current directors of Comerica determined by mutual agreement of Comerica and Fifth Third shall be appointed to the Board of Directors of Fifth Third.

7.13. Acquisition Proposals.

(a) Each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 7.13(a)) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Fifth Third Vote, in the case or Fifth Third, or the Requisite Comerica Vote, in the case of Comerica, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data (provided that no such information or data relates to the other party) and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Comerica or Fifth Third, as applicable, with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received or provided in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to Fifth Third or Comerica, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.

(b) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

7.14. Public Announcements. Comerica and Fifth Third agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by Comerica and Fifth Third. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of, after reasonable notice, the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 7.14.

7.15. Change of Method. Fifth Third and Comerica shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Comerica and Fifth Third (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Fifth Third Common Stock received by holders of Comerica Common Stock in exchange for each share of Comerica Common Stock, (ii) adversely affect the tax treatment of Fifth Third’s shareholders or Comerica’s stockholders pursuant to this Agreement, (iii) adversely affect the tax treatment of Fifth Third or Comerica pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. Fifth Third and Comerica agree to reflect any such change in an appropriate amendment to this Agreement executed by the parties in accordance with Section 10.1.

7.16. Restructuring Efforts. If either Comerica or Fifth Third shall have failed to obtain the Requisite Comerica Vote or the Requisite Fifth Third Vote at the duly convened Comerica Meeting or Fifth Third Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of Comerica or Fifth Third as provided for in this Agreement, in a manner adverse to such party or its shareholders or stockholders, as applicable) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 7.16) to its respective shareholders or stockholders, as applicable, for approval.

7.17. Takeover Statutes. None of Comerica, Comerica Holdings, Fifth Third, Fifth Third Intermediary or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Mergers, the Bank Mergers or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers, the Bank Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

7.18. Assumption of Comerica Indebtedness. Upon the Effective Time (or at the effective time of the Bank Mergers for any debt of Comerica Bank and Comerica Bank & Trust), Fifth Third, Fifth Third Intermediary or Fifth Third Bank, as applicable, shall, to the extent permitted thereunder and required thereby, assume the due and punctual performance and observance of the covenants to be performed by Comerica, Comerica Bank or Comerica Bank & Trust pursuant to the definitive documents governing the short-term and long-term borrowings set forth on Section 7.18 of the Comerica Disclosure Schedule, and the due and punctual payment of the principal of such borrowings (and premium, if any) and interest thereon. In connection therewith, (i) Fifth Third and Comerica shall, and shall cause Fifth Third Bank, in the case of Fifth Third, and Comerica Bank and Comerica Bank & Trust, in the case of Comerica, to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, if applicable, and (ii) Comerica shall, and shall cause Comerica Bank and Comerica Bank & Trust to, use reasonable best efforts to execute and deliver any officer’s certificates or other documents, and to provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time or the effective time of the Bank Merger, as applicable.

7.19. Exemption from Liability Under Section 16(b). Comerica and Fifth Third agree that, in order to most effectively compensate and retain the Comerica Insiders, both prior to and after the Effective Time, it is desirable that Comerica Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Comerica Common Stock, Comerica Preferred Stock and Comerica Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 7.19. The Boards of Directors of Fifth Third and of Comerica, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (x) in the case of Comerica, any dispositions of Comerica Common Stock, Comerica Preferred Stock or Comerica Equity Awards by Comerica Insiders and (y) in the case of Fifth Third, any acquisitions of Fifth Third Common Stock, New Fifth Third Preferred Stock or equity awards of Fifth Third into which the Comerica Equity awards are converted by any Comerica Insiders who, immediately following the Merger, will be officers or directors of Fifth Third subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

7.20. Stock Exchange Listing. Fifth Third shall cause the shares of Fifth Third Common Stock and the depositary shares in respect of the New Fifth Third Preferred Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approvals. The Stock Issuance shall have been approved by the shareholders of Fifth Third by the Requisite Fifth Third Vote and this Agreement shall have been adopted by the stockholders of Comerica by the Requisite Comerica Vote.

(b) NASDAQ Listing. The shares of Fifth Third Common Stock and the depositary shares in respect of the New Fifth Third Preferred Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(c) Regulatory Approvals. (i) All regulatory authorizations, consents, orders or approvals (x) from the Federal Reserve Board, the OCC and the Texas Department of Banking and (y) set forth in Sections 4.4 and 5.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Mergers and the Bank Merger, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Fifth Third or the Surviving Entity, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”) and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Second Step Merger, the Bank Mergers or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Second Step Merger, the Bank Mergers or any of the other transactions contemplated by this Agreement.

8.2. Conditions to Obligations of Fifth Third and Fifth Third Intermediary. The respective obligations of Fifth Third and Fifth Third Intermediary to effect the Merger are also subject to the satisfaction, or waiver by Fifth Third (on behalf of itself and Fifth Third Intermediary), at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Comerica set forth in Section 4.2(a) and Section 4.8(a) (in each case after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Comerica set forth in Section 4.1(a), Section 4.1(b) (but only with respect to Comerica Bank and Comerica Bank & Trust), Section 4.2(c) (but only with respect to Comerica Bank and Comerica Bank & Trust), Section 4.3(a) and Section 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Comerica set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Comerica or the Surviving Entity. Fifth Third shall have received a certificate dated as of the Closing Date and signed on behalf of Comerica by the Chief Executive Officer or the Chief Financial Officer of Comerica to the foregoing effect.

(b) Performance of Obligations of Comerica. Comerica shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Fifth Third shall have received a certificate dated as of the Closing Date and signed on behalf of Comerica by the Chief Executive Officer or the Chief Financial Officer of Comerica to such effect.

(c) Federal Tax Opinion. Fifth Third shall have received the written opinion of Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to Fifth Third, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Fifth Third Tax Opinion”). In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Fifth Third, Fifth Third Intermediary and Comerica reasonably satisfactory in form and substance to such counsel.

8.3. Conditions to Obligations of Comerica. The obligation of Comerica to effect the Merger is also subject to the satisfaction, or waiver by Comerica, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Fifth Third set forth in Section 5.2(a) and Section 5.8(a) (in each case, after giving effect to the lead-in to Article V) shall be true and correct (other than, in the case of Section 5.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Fifth Third set forth in Section 5.1(a), Section 5.1(b) (but only with respect to Fifth Third Bank), Section 5.2(b) (but only with respect to Fifth Third Bank), Section 5.3(a) and Section 5.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article V) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Fifth Third set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article V) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Fifth Third or the Surviving Entity. Comerica shall have received a certificate dated as of the Closing Date and signed on behalf of Fifth Third by the Chief Executive Officer or the Chief Financial Officer of Fifth Third to the foregoing effect.

(b) Performance of Obligations of Fifth Third and Fifth Third Intermediary. Each of Fifth Third and Fifth Third Intermediary shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Comerica shall have received a certificate dated as of the Closing Date and signed on behalf of Fifth Third by the Chief Executive Officer or the Chief Financial Officer of Fifth Third to such effect.

(c) Federal Tax Opinion. Comerica shall have received the written opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Comerica, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Comerica Tax Opinion”). In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Fifth Third, Fifth Third Intermediary and Comerica reasonably satisfactory in form and substance to such counsel.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Comerica Vote or the Requisite Fifth Third Vote:

(a) by mutual written consent of Fifth Third and Comerica;

(b) by either Fifth Third or Comerica if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Mergers and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c) by either Fifth Third or Comerica if the Merger shall not have been consummated on or before October 5, 2026 of the date of the Agreement (as it may be extended pursuant to this Section 9.1(c), the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided, that (i) if on such date, any of the conditions to the Closing set forth in (A) Section 8.1(c) or (B) Section 8.1(e) (to the extent related to a Requisite Regulatory Approval), shall not have been satisfied or waived on or prior to such date, but all other conditions set forth in Article VIII shall have been satisfied or waived (or in the case of conditions that by their nature can only be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to take place on such date), then the Termination Date shall be automatically extended to January 5, 2027, and such date shall become the Termination Date for purposes of this Agreement; and (ii) if all the conditions set forth in Article VIII are satisfied (or in the case of conditions that by their nature can only be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to take place on such date) on a date that occurs on or prior to the Termination Date but the Closing would thereafter occur in accordance with Section 1.3 on a date (the “Specified Date”) after the Termination Date, then the Termination Date shall automatically be extended to such Specified Date and the Specified Date shall become the Termination Date for all purposes of this Agreement;

(d) by either Fifth Third or Comerica (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Comerica, in the case of a termination by Fifth Third, or Fifth Third or Fifth Third Intermediary, in the case of a termination by Comerica, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.2, in the case of a termination by Fifth Third, or Section 8.3, in the case of a termination by Comerica, and which is not cured within forty-five (45) days following written notice to Comerica, in the case of a termination by Fifth Third, or Fifth Third, in the case of a termination by Comerica, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e) by Comerica, if (i) Fifth Third or the Board of Directors of Fifth Third shall have made a Recommendation Change or (ii) Fifth Third or the Board of Directors of Fifth Third shall have breached its obligations under Section 7.3 or 7.13 in any material respect; or

(f) by Fifth Third, if (i) Comerica or the Board of Directors of Comerica shall have made a Recommendation Change or (ii) Comerica or the Board of Directors of Comerica shall have breached its obligations under Section 7.3 or 7.13 in any material respect.

9.2. Effect of Termination.

(a) In the event of termination of this Agreement by either Fifth Third or Comerica as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Fifth Third, Comerica, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 7.2(b) (Access to Information; Confidentiality), Section 7.14 (Public Announcements), this Section 9.2 and Article X shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Fifth Third, Fifth Third Intermediary, Comerica or Comerica Holdings shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Comerica or shall have been made directly to the stockholders of Comerica or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Comerica Meeting) an Acquisition Proposal, in each case with respect to Comerica and (A) (x) thereafter this Agreement is terminated by either Fifth Third or Comerica pursuant to Section 9.1(c) without the Requisite Comerica Vote having been obtained (and all other conditions set forth in Section 8.1 and Section 8.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Fifth Third pursuant to Section 9.1(d) as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, Comerica enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Comerica shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Fifth Third, by wire transfer of same-day funds, a fee equal to $500,000,000 (the “Termination Fee”); provided that for purposes of this Section 9.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by Fifth Third pursuant to Section 9.1(f), then Comerica shall pay Fifth Third, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(c) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Fifth Third or shall have been made directly to the shareholders of Fifth Third or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Fifth Third Meeting) an Acquisition Proposal, in each case with respect to Fifth Third and (A) (x) thereafter this Agreement is terminated by either Fifth Third or Comerica pursuant to Section 9.1(c) without the Requisite Fifth Third Vote having been obtained (and all other conditions set forth in Section 8.1 and Section 8.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Comerica pursuant to Section 9.1(d) as a result of a willful breach and (B) prior to the date that is twelve (12) months after the date of such termination, Fifth Third enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Fifth Third shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Comerica the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 9.2(c)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by Comerica pursuant to Section 9.1(e), then Fifth Third shall pay Comerica, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(d) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either party be required to pay the Termination Fee more than once.

(e) Each of Fifth Third, Fifth Third Intermediary, Comerica and Comerica Holdings acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties would not enter into this Agreement; accordingly, if Fifth Third or Comerica, as the case may be, fails promptly to pay the amount due pursuant to this Section 9.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if Fifth Third or Comerica, as the case may be, fails to pay the amounts payable pursuant to this Section 9.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE X

GENERAL PROVISIONS

10.1. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Fifth Third Vote or the Requisite Comerica Vote; provided, however, that after the receipt of the Requisite Fifth Third Vote or the Requisite Comerica Vote, there may not be, without further approval of the shareholders or stockholders of Fifth Third or Comerica, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing, signed on behalf of each of the parties hereto.

10.2. Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Fifth Third Vote or the Requisite Comerica Vote, there may not be, without further approval of the shareholders or stockholders of Fifth Third or Comerica, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.3. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 7.7 and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

10.4. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to Governmental Entities in connection with the Mergers and the other transactions contemplated hereby shall be borne equally by Fifth Third and Comerica.

10.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, or if by e-mail transmission (with confirmation of receipt requested), (b) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if mailed by registered or certified mail (return receipt requested) or (c) on the first (1st) business day following the date of dispatch if delivered using a next-day service by a recognized next-day courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Fifth Third or Fifth Third Intermediary, to:

Fifth Third Bancorp

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Attention:  Christian Gonzalez

E-mail:   [redacted]

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:  H. Rodgin Cohen and Mitchell S. Eitel

Email:    [redacted]

and

(b)	if to Comerica or Comerica Holdings, to:

Comerica Incorporated

1717 Main Street

Dallas, Texas 75201

Attention:  Von E. Hays and Nicole V. Gersch

E-mail:   [redacted]

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:  Edward D. Herlihy and Matthew M. Guest

E-mail:   [redacted]

10.6. Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Comerica means the actual knowledge of any of the officers of Comerica listed on Section 10.6 of the Comerica Disclosure Schedule, and the “knowledge” of Fifth Third means the actual knowledge of any of the officers of Fifth Third listed on Section 10.6 of the Fifth Third Disclosure Schedule. As used herein, (a) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (b) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (c) the term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives at least one (1) day prior to the date hereof, (ii) included in the virtual data room of a party at least one (1) day prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof, and (d) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Mergers and the Bank Merger. The Comerica Disclosure Schedule and the Fifth Third Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained herein shall require any party or person to take any action in violation of applicable law.

10.7. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.8. Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.9. Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of Comerica shall be subject to the laws of the State of Delaware).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.5.

10.10. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11. Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.7, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

10.13. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

10.14. Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Regulatory Agency or Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

10.15. Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIFTH THIRD BANCORP.

By:	/s/ Timothy N. Spence
Name:	Timothy N. Spence
Title:	President and Chief Executive Officer

FIFTH THIRD FINANCIAL CORPORATION

By:	/s/ Timothy N. Spence
Name:	Timothy N. Spence
Title:	President and Chief Executive Officer

COMERICA INCORPORATED

By:	/s/ Curtis C. Farmer
Name:	Curtis C. Farmer
Title:	Chairman, President and
Chief Executive Officer

COMERICA HOLDINGS INCORPORATED

By:	/s/ Curtis C. Farmer
Name:	Curtis C. Farmer
Title:	President and Chief Executive Officer

Exhibit A

Bank Merger Agreement

AGREEMENT AND PLAN OF MERGER OF

COMERICA BANK

AND

COMERICA BANK & TRUST, NATIONAL ASSOCIATION

WITH AND INTO

FIFTH THIRD BANK, NATIONAL ASSOCIATION

This Agreement and Plan of Merger (this “Agreement”), dated as of October [•], 2025, is made by and among Fifth Third Bank, National Association, a national bank, Comerica Bank, a Texas state-chartered bank, and Comerica Bank & Trust, National Association, a national bank.

WITNESSETH:

WHEREAS, Fifth Third Bank, National Association is a national banking association duly organized and existing under the laws of the United States, with its main office located in Cincinnati, Ohio, all the issued and outstanding capital stock of which is owned as of the date hereof directly by Fifth Third Financial Corporation, an Ohio corporation (“Fifth Third Intermediary”) and a wholly owned subsidiary of Fifth Third Bancorp, an Ohio corporation (“Fifth Third”), and has authorized capital stock consisting of 454,042 common shares, par value $10.00 per share;

WHEREAS, Comerica Bank is a Texas state-chartered bank, with its home office located in Dallas, Texas, all the issued and outstanding capital stock of which is owned as of the date hereof directly by Comerica Incorporated, a Delaware corporation (“Comerica”), and has authorized capital stock consisting of 5,852,732 shares of common stock, par value $10.00 per share;

WHEREAS, Comerica Bank & Trust, National Association is a national banking association, duly organized and existing under the laws of the United States with its main office located in Ann Arbor, Michigan, all the issued and outstanding capital stock of which is owned as of the date hereof by Comerica Holdings Incorporated, a Delaware corporation (“Comerica Holdings”), and has authorized capital stock consisting of 20,000 shares of common stock, par value $10.00 per share;

WHEREAS, Fifth Third, Fifth Third Intermediary, Comerica and Comerica Holdings have entered into an Agreement and Plan of Merger, dated as of October 5, 2025 (as amended, supplemented or otherwise modified in accordance with its terms, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, (i) Comerica will merge with and into Fifth Third Intermediary (the “Merger”), with Fifth Third Intermediary surviving the merger as the surviving corporation and (ii) immediately thereafter, Comerica Holdings will merge with and into Fifth Third Intermediary, with Fifth Third Intermediary surviving the merger as the surviving corporation (the “Second Step Merger” and, with the Merger, the “Mergers”);

WHEREAS, contingent upon the Mergers, on the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of each of Comerica Bank and Comerica Bank & Trust, National Association with and into Fifth Third Bank, National Association, with Fifth Third Bank, National Association surviving each such merger (each such merger, a “Bank Merger,” and collectively, the “Bank Mergers”);

WHEREAS, the board of directors of Fifth Third Bank, National Association, the board of directors of Comerica Bank, and the board of directors of Comerica Bank & Trust, National Association have deemed the Bank Mergers advisable and in the best interests of their respective banks, and have each adopted resolutions authorizing and approving the execution and delivery of this Agreement and the transactions contemplated hereby; and

WHEREAS, Fifth Third Intermediary, as the sole shareholder of Fifth Third Bank, National Association, Comerica, as the sole shareholder of Comerica Bank, and Comerica Holdings, as the sole shareholder of Comerica Bank & Trust, National Association, have adopted and approved this Agreement.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties, intending to be legally bound, hereto do hereby agree as follows:

ARTICLE I

BANK MERGER

Section 1.01 The Bank Merger. Subject to the terms and conditions of this Agreement, at the applicable Effective Time, Comerica Bank and Comerica Bank & Trust, National Association shall each be merged with and into Fifth Third Bank, National Association in accordance with the provisions of, and with the effects provided in, applicable law (including 12 U.S.C. § 215a-1, 12 U.S.C. § 1831u , 12 U.S.C. § 1828(c) and Texas Fin. Code § 32.501). At each Effective Time, the separate existence of Comerica Bank and Comerica Bank & Trust, National Association, as applicable, shall cease, and Fifth Third Bank, National Association, as the surviving entity in each Bank Merger (the “Surviving Bank”), shall continue its existence under the laws of the United States as a national banking association.

Section 1.02 Effects of the Merger.

(a) The Surviving Bank shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of any trust department, of each of Comerica Bank, Comerica Bank & Trust, National Association, and Fifth Third Bank, National Association existing as of the applicable Effective Time.

(b) All assets and all rights, franchises and interests of each of Comerica Bank and Comerica Bank & Trust, National Association in and to every type of property (including intellectual, real, personal and mixed), tangible and intangible, and choses in action, in each case, as they exist immediately prior to the applicable Effective Time, shall be transferred to and vested in the Surviving Bank by virtue of each Bank Merger without any deed, conveyance or other transfer.

(c) Immediately following the applicable Effective Time, the Surviving Bank shall continue to operate the main office and each of the branches of Comerica Bank and Comerica Bank & Trust, National Association, as applicable, existing as of the Effective Times as branches of the Surviving Bank at the officially designated address of each such office or branch and shall continue to operate each of the branches of the Surviving Bank existing at the Effective Times, in each case without limiting the authority under applicable law of Fifth Third Bank, National Association or of the Surviving Bank (as applicable) to close, relocate or otherwise make any change regarding any such branch.

Section 1.03 Closing. Subject to the terms and conditions of this Agreement and applicable law, the closing of the Bank Mergers will take place remotely by electronic exchange of documents at such date and time as shall be determined by the Fifth Third Bank, National Association, but in no case prior to the date and time on which all of the conditions precedent to the consummation of the Bank Mergers specified in this Agreement shall have been satisfied or duly waived by the party or parties entitled to satisfaction thereof.

Section 1.04 Effective Time. On the terms and subject to the conditions of this Agreement and subject to applicable law, each Bank Merger shall become effective as set forth in the certification of merger issued by the Office of the Comptroller of the Currency (“OCC”) (the date and time of each such effectiveness being herein referred to as an “Effective Time”).

Section 1.05 Articles of Association and By-laws. The national bank charter, articles of association and bylaws of Fifth Third Bank, National Association in effect immediately prior to each Effective Time shall be the national bank charter, articles of association and the bylaws of the Surviving Bank following each Bank Merger, in each case until amended in accordance with applicable law and the terms thereof.

Section 1.06 Name and Main Office. The name of the Surviving Bank in each Bank Merger shall be “Fifth Third Bank, National Association” and the main office of the Surviving Bank in each Bank Merger shall be located at 38 Fountain Square Plaza, Cincinnati, Ohio, 45263.

Section 1.07 Tax Treatment. It is the intention of the parties that (i) each Bank Merger be treated for U.S. federal income tax purposes as a “tax free reorganization” pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE II

TREATMENT OF SHARES

Section 2.01 Effect on Comerica Bank Capital Stock. At the applicable Effective Time, by virtue of the applicable Bank Merger and without any action on the part of the holder of any capital stock of Comerica Bank, all shares of Comerica Bank capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Section 2.02 Effect on Comerica Bank & Trust, National Association Capital Stock. At the applicable Effective Time, by virtue of the applicable Bank Merger and without any action on the part of the holder of any capital stock of Comerica Bank & Trust, National Association, all shares of Comerica Bank & Trust, National Association capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Section 2.03 Effect on Fifth Third Bank, National Association Capital Stock. Each share of Fifth Third Bank, National Association capital stock issued and outstanding immediately prior to each Effective Time shall remain issued and outstanding and unaffected by each of the Bank Mergers.

ARTICLE III

COVENANTS

Section 3.01 If at any time the Surviving Bank shall reasonably require that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Comerica Bank or Comerica Bank & Trust, National Association as of the applicable Effective Time or otherwise carry out the provisions hereof, the proper officers and directors of Comerica Bank and Comerica Bank & Trust, National Association, as of the applicable Effective Time, and thereafter the officers of the Surviving Bank acting on behalf of Comerica Bank or Comerica Bank & Trust, National Association, as applicable, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01 Each Bank Merger and the respective obligations of each party hereto to consummate the applicable Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the applicable Effective Time:

a.

The approval of the OCC under 12 U.S.C. § 215a-1, 12 U.S.C. § 1831u and 12 U.S.C. § 1828(c) with respect to each Bank Merger and compliance with the requirements set forth in TX Fin. Code §§ 32.501 with respect to the merger of Comerica Bank with and into Fifth Third Bank, National Association, shall have been obtained or achieved and shall be in full force and effect, and all related waiting periods shall have expired; and all other material consents, approvals, permissions, and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the applicable Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired or been terminated.

b.	The Mergers shall have been consummated in accordance with the terms of the Merger Agreement.

c.

No jurisdiction, court of competent jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Bank Mergers.

d.

This Agreement and the Bank Mergers shall have been approved, or ratified and confirmed, as applicable, by the sole voting stockholder of each of Fifth Third Bank, National Association, Comerica Bank and Comerica Bank & Trust, National Association.

ARTICLE V

TERMINATION AND AMENDMENT

Section 5.01 Termination. This Agreement may be terminated at any time prior to an Effective Time by a written instrument executed by each of the parties hereto. This Agreement will terminate automatically without any action by the parties hereto upon the termination of the Merger Agreement as therein provided.

Section 5.02 Amendment; Assignment. This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto. Neither this Agreement nor any of the rights, interests or obligations may be assigned by any of the parties hereto (whether by operation of law or otherwise) and any attempted assignment in contravention of this Section 5.02 shall be null and void.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01 Representations and Warranties. Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

Section 6.02 Nonsurvival of Agreements. None of the representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement in accordance with Section 5.01.

Section 6.03 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be duly deemed given (a) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Fifth Third Bank, National Association, to:

Fifth Third Bank, National Association

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Attention:  Christian Gonzalez

E-mail:   [redacted]

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:  H. Rodgin Cohen and Mitchell S. Eitel

Email:    [redacted]

If to Comerica Bank or Comerica Bank & Trust, National Association, to:

Comerica Incorporated

1717 Main Street

Dallas, Texas 75201

Attention: Von E. Hays and Nicole V. Gersch

E-mail:   [redacted]

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, NY 10019

Attention:  Edward D. Herlihy and Matthew M. Guest

E-mail:   [redacted]

Section 6.04 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement.

Section 6.05 Counterparts. This Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 6.06 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Merger Agreement.

Section 6.07 Governing Law; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law principles, except to the extent that the federal laws of the United States shall be applicable hereto. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 6.08 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 6.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) and any attempted assignment in contravention of this Section 6.09 shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

COMERICA BANK

By:
Name:
Title:

COMERICA BANK & TRUST, NATIONAL ASSOCIATION

By:
Name:
Title:

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[Bank Merger Agreement - Signature Page]